EXECUTION VERSION
Dated 14 April 2023
THE PERSONS LISTED IN SCHEDULE 1
as Originators

COOPERAGE RECEIVABLES FINANCE B.V.
as Main SPV

GREIF SERVICES BELGIUM BV
as Greif CC, Subordinated Lender, Belgian Intermediary, Originator Agent and Master Servicer

GREIF, INC.
as Performance Indemnity Provider

STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING
as Shareholder

TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.
as Main SPV’s Director and Shareholder’s Director

NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V.
as Lender

COÖPERATIEVE RABOBANK U.A.
as Facility Agent, Main SPV Account Bank, Funding Administrator, Main SPV Administrator and Italian Intermediary
and
COÖPERATIEVE RABOBANK U.A. TRADING AS RABOBANK LONDON
as Liquidity Facility Provider

AMENDMENT AGREEMENT

TABLE OF CONTENTS

-i-

THIS AMENDMENT AGREEMENT (this “Agreement”) is executed and delivered on 14 April 2023 and made by and between:
(1)THE PERSONS LISTED IN SCHEDULE 1 as the originators (the “Originators”);
(2)COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands acting as main SPV (the “Main SPV”);
(3)GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA), a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp (division Antwerp), Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium acting in its capacity as subordinated lender, onward seller, originator agent and servicer (“Greif CC”, the “Subordinated Lender”, the “Belgian Intermediary”, the “Originator Agent” and the “Master Servicer”);
(4)GREIF, INC., a corporation incorporated under the laws of the state of Delaware whose registered office is 425 Winter Road, Delaware, Ohio 43015, United States of America acting as performance indemnity provider (the “Performance Indemnity Provider”);
(5)STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING, a foundation (stichting) established under the laws of The Netherlands having its statutory seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands (the “Shareholder”);
(6)TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands (in its capacity as the “Main SPV’s Director” and the “Shareholder’s Director”);
(7)NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands, its registered office at Basisweg 10, 1043 AP Amsterdam, The Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce (Handelsregister van de Kamer van Koophandel) under number 62014064, as purchaser (the “Lender”);
(8)COÖPERATIEVE RABOBANK U.A., a cooperative with excluded liability (coöperatie met uitsluiting vanaansprakelijkheid) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands, as Italian receivables purchaser and the facility agent (the “Facility Agent”, “Main SPV Account Bank”, “Funding Administrator”, “Main SPV Administrator” and the “Italian Intermediary”); and
(9)COÖPERATIEVE RABOBANK U.A. TRADING AS RABOBANK LONDON, a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands acting through its office at Thames Court, One

Queenhithe, London, EC4V 3RL, the United Kingdom, acting in its capacity as liquidity facility provider (the “Liquidity Facility Provider”),
(each a “Party” and together the “Parties”).
BACKGROUND:
(A)In connection with a receivables financing transaction, the Parties entered into, inter alia, a Master Definitions Agreement originally dated 27 April 2012 (as amended, restated, supplemented and/or modified from time to time thereafter) (the “Master Definitions Agreement”) and certain other Transaction Documents (the “Programme”).
(B)The Parties to this Agreement have now agreed that certain amendments to the Programme shall be implemented pursuant to the terms and subject to the conditions set out in this Agreement.
(C)This Agreement, which is a “Transaction Document” as defined in the Master Definitions Agreement puts into effect the amendments referred to in recital (B).
NOW, THEREFORE, the parties agree as follows:
1DEFINITIONS AND INTERPRETATION
1.1Terms defined in the Amended Master Definitions Agreement
(a)Capitalised terms used in this Agreement and the recitals hereto and not otherwise defined herein shall have the meanings assigned to such terms in Clause 1.1 (Definitions) of the Amended Master Definitions Agreement. In the case of any inconsistency between such terms and the terms defined herein, the terms defined herein shall prevail for the purposes of this Agreement.
(b)The provisions of Clause 1.2 (Construction) of the Amended Master Definitions Agreement shall apply to this Agreement as if set out in full again here, with such changes as are appropriate to fit this context.
1.2Common terms
The Common Terms shall apply to this Agreement as if set out in full again here, with such changes as are appropriate to fit this context.
1.3Additional defined terms
In this Agreement:
“Amended Documents” means the Amended Supplemental Funding Costs Fee Letter, Amended Main SPV Management Agreement, the Amended Master Definitions Agreement and the Amended Servicing Agreement.
“Amended Main SPV Management Agreement” means the Main SPV Management Agreement as amended on the Effective Date pursuant to this Agreement.
“Amended Master Definitions Agreement” means the Master Definitions Agreement as amended on the Effective Date pursuant to this Agreement.

“Amended Servicing Agreement” means the Servicing Agreement as amended on the Effective Date pursuant to this Agreement.
“Amended Supplemental Funding Costs Fee Letter” means the Supplemental Funding Costs Fee Letter as amended on the Effective Date pursuant to this Agreement.
“Effective Date” means 14 April 2023 subject to the provisions of Clause 9.1 (Effectiveness).
2AMENDMENTS
2.1Amendments to the Master Definitions Agreement
Pursuant to Clause 17 (Variation of Transaction Documents) of the Master Definitions Agreement, each of the Parties agrees that with effect from the Effective Date, the Master Definitions Agreement shall be amended as follows:
(a)the following new definitions shall be added to Clause 1.1 (Definitions) of the Master Definitions Agreement in the appropriate alphabetical position:
“2023 Amendment Agreement means the amendment agreement dated on or about the 2023 Amendment Date between, amongst others, the Main SPV, the Master Servicer and the Facility Agent;”
“2023 Amendment Date means 14 April 2023;”
“EBA Guidelines on STS Criteria means the guidelines of the European Banking Authority on the simple, transparent and standardised (STS) criteria for asset backed commercial paper securitisations published on 12 December 2018 (EBA/GL/2018/08), as may be amended from time to time;”
“Impaired Debtor means a Debtor or guarantor of a Debtor (if any) which, to the best of the relevant Originator’s knowledge (with such terms being interpreted in accordance with Article 24(9) of the Securitisation Regulation and the EBA Guidelines on STS Criteria as of the 2023 Amendment Date):
(a)    has been declared insolvent or has entered into insolvency proceedings;
(b)    is subject to any voluntary arrangements with its creditors;
(c)    has had a court grant its creditors a final non-appealable right of enforcement or material damages as a result of a missed payment within three (3) years prior to the relevant origination date of any relevant Receivable or has undergone a debt-restructuring process with regard to his non-performing exposures within three (3) years prior to the relevant origination date of any relevant Receivable;
(d)    at the time of origination, was on a public credit registry of persons with adverse credit history or, where there is no such public credit registry, another credit registry that is available to the relevant Originator;
(e)    has a credit assessment or a credit score indicating that the risk of contractually agreed payments not being made is significantly higher than for comparable exposures held by the Originator which are not sold or transferred to the Main SPV pursuant to the Transaction Documents; and/or
(f)     is an institution which the Originator and/or Master Servicer considers to be unlikely to pay its credit obligations without recourse by the institution to actions such as realising security;”
“Suspended Currency means any Approved Currency in respect of which the Facility Agent, the Master Servicer and the Main SPV have agreed to suspend the Lender’s obligation to make Advances in such currency (which includes (i) from 27 July 2021, GBP and (ii) from the 2023 Amendment Date, DKK) unless and until the Facility Agent, the Master Servicer and the Main SPV subsequently agree to reinstate the Lender’s obligations to make Advances in such currency;”
(b)the definition of Approved Currency in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Approved Currency means EUR, NOK, SEK, DKK and GBP but excluding any such currency that is a Suspended Currency;”
(c)the definition of Concentration Limits in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Concentration Limits means
(a)    the Maximum Debtor Limit;
(b)    the Maximum Jurisdiction Limit; and
(c)    a 10 per cent. limit on aggregate Eligible Receivables included in the Net Receivables Balance with original terms greater than 180 days but less than or equal to 364 days, and Concentration Limit means any of them as the context may require;”
(d)the definition of Credit and Collection Policies in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Credit and Collection Policies means the credit and collection policies of the Originators as set out in Schedule 4 (Credit and Collection Policies) of the 2023 Amendment Agreement as the same may be amended or supplemented from time to time;”
and it is agreed that each reference to “Credit and Collection Policies” in the Transaction Documents (including, without limitation, in each Originator Receivables Purchase Agreement) shall be deemed to be a reference to the Credit and Collection Policies set out at Schedule 4 (Credit and Collection Policies) hereto.
(e)the definition of Eurocurrency Rate in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Eurocurrency Rate means, for any Tranche Period, for a Tranche denominated in (a) EUR, EURIBOR, (b) GBP, LIBOR, (c) SEK, STIBOR, (d) DKK, CIBOR, and (e) NOK, NIBOR provided that the application of any such rate shall be deemed suspended where the related currency is a Suspended Currency;"

(f)the definition of Excess Concentration Amounts in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Excess Concentration Amounts means at any time the sum of (without duplication):
(a)    the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Debtor sold by any Originator exceeds the product of the Maximum Debtor Limit and the Nominal Amount of the Eligible Receivables; and
(b)     the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Concentration Jurisdiction exceeds the product of the Maximum Jurisdiction Limit in respect of such Concentration Jurisdiction and the Nominal Amount of the Eligible Receivables; and
(c)     the amount by which the aggregate outstanding amount of Eligible Receivables with original terms greater than 180 days but less than or equal to 364 days (calculated in euro) exceeds 10 per cent. of the Nominal Amount of Eligible Receivables.”
(g)the definition of Excluded Debtor in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Excluded Debtor means a Debtor identified on the computer systems of the relevant Originator and/or Master Servicer, that:
(a)     is an affiliate of the Greif Group;
(b)     is not acting in an establishment located in any of the following countries: Belgium, Denmark, England and Wales, Finland, France, Germany, Italy, The Netherlands, Norway, Portugal, Republic of Ireland, Spain, Sweden and Switzerland;
(c)    is an individual, sole trader or partnership with a natural person as a partner;
(d)    is a central or local public administration entity or a government entity (or a sub-division or affiliate of any of them);
(e)     that is an Impaired Debtor;
(f)     is located in a jurisdiction in respect of which the Facility Agent has not previously received a legal opinion confirming the validity of the envisaged transfer of Receivables to the Belgian Intermediary and Main SPV against a party located in such jurisdiction; and/or
(g)    that is an Italian Excluded Debtor, a Portuguese Excluded Debtor or a Spanish Excluded Debtor.”
(h)the definition of Facility Maturity Date in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Facility Maturity Date” means 23 April 2024 or such later date as may be agreed in writing between the Originator’s Agent, the Performance Indemnity Provider, the Lender and the Facility Agent.”

(i)the definition of Greif Lender in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Greif Lender” means each lender under the amended and restated credit agreement between, inter alia, Greif Inc originally dated 11 February 2019 (including, for the avoidance of any doubt, as such agreement may be amended from time to time) (the “Credit Agreement”);
(j)the definition of RDR Funding Date in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“RDR Funding Date means the 3rd Business Day after each Reporting Date”
(k)the definition of Reporting Date in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Reporting Date means, in respect of a Data Period, the 20th day of each calendar month or, if such day is not a Business Day the immediately following Business Day unless it would thereby fall in the next calendar month in which case such day or date shall be brought forward to the immediately preceding Business Day;”
(l)the definition of “Restricted Party” in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Restricted Party” means a person, or a person owned or controlled (directly or indirectly) by a person that is:
(a)listed on any Sanctions List or is otherwise a subject of Sanctions;
(b)located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions or whose government is the subject of country or territory wide Sanctions (including, without limitation, at the date of the Master Definitions Agreement, Crimea, Cuba, Donetsk, Luhansk, Iran, Sudan, Syria or North Korea); or
(c)acting on behalf of any of the persons listed under paragraphs (a) or (b) above.
(m)the definition of Yield Reserve in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:
“Yield Reserve” means an amount (expressed as a percentage) that is calculated as the product of:
(a)prevailing 1 month weighted average of each then-applicable Eurocurrency Rate plus Applicable Margin per annum;
(b)the Stress Factor; and
(c)Days Sales Outstanding divided by 360.
(n)Schedule 3 (Eligibility Criteria) shall be amended as follows:
(i)Paragraph (f) shall be deleted in its entirety and replaced with the following:

“a Receivable where payment is due no later than 364 days after the relevant invoice date”
(ii)Paragraph (i) shall be deleted in its entirety and replaced with the following:
“Receivable which has been underwritten in all material respects in accordance with the relevant Originator's Credit and Collection Policy and complies in all material respects with applicable laws.”
(iii)Paragraph (l) shall be deleted in its entirety and replaced with the following:
A Receivable which together with its related Contract constitutes the legal, valid, binding and enforceable obligation of the Debtor, with full recourse to such Debtor, and is at the time of sale not subject to any litigation, dispute, counterclaim or other defence.
(iv)A new paragraph (ff) shall be added as follows:
“(ff)    Where the Debtor of the Receivable is externally rated. such Debtor has a long-term debt rating of at least BB- by S&P or Ba3 by Moodys.”
2.2Amendments to the Servicing Agreement
Pursuant to Clause 17 (Variation of Transaction Documents) of the Master Definitions Agreement, each of the Parties agrees that with effect from the Effective Date, the Servicing Agreement shall be amended such that a new sub-clause (q) shall be added to the end of Clause 6.1 (Representations and Warranties) as follows:
(q)    The Purchased Receivables are originated by each Originator and administered by the Master Servicer in accordance with Credit and Collection Policies which are similar in all material respects and that the standards applied pursuant to the Credit and Collection Policy to the Purchased Receivables are no less stringent than the standards applied in respect of any Receivables originated by the Originators which are not sold pursuant to the Transaction Documents.
2.3Amendments to the Main SPV Management Agreement
Pursuant to Clause 17 (Variation of Transaction Documents) of the Master Definitions Agreement, each of the Parties agrees that with effect from the Effective Date, Clause 4.1.3 (Undertakings) of the Main SPV Management Agreement shall be deleted in its entirety and replaced with the following:
(a)the Main SPV shall not (i) enter into any derivative contracts, save for those expressly permitted pursuant to Article 24(12) of the Securitisation Regulation, nor (ii) undertake any other business, except for the transactions contemplated by and referred to in the relevant Transaction Documents until the Main SPV no longer has any actual or contingent liabilities under any of the relevant Transaction Documents, including, but not limited to, all liabilities vis-à-vis any and all of the Secured Creditors”.
2.4Amendments to the Supplemental Funding Costs Fee Letter
Pursuant to Clause 17 (Variation of Transaction Documents) of the Master Definitions Agreement, each of the Parties agrees that with effect from the Effective

Date, paragraph II. (Margin) set out in the Supplemental Funding Costs Fee Letter shall be deleted in its entirety and replaced with the following:
“The Applicable Margin (payable on each Settlement Date and for the first time starting with the Settlement Date occurring immediately after the 2023 Effective Date) shall be
•0.90% per annum for those Tranches (or part thereof) that are funded by Nieuw Amsterdam (as Lender) through the issuance of Commercial Paper (as referred to in the definition of CP Rate).
•1.10% per annum for those Tranches (or part thereof) that are funded by Nieuw Amsterdam (as Lender) through drawings under its Liquidity Facility Agreement (the Liquidity Facility Margin).”
3REPLACEMENT OF ACCOUNT BANK
The Main SPV, the Master Servicer or any Originator (as applicable) shall not:
(a)close, terminate, replace or supplement any of the Main SPV Accounts, the Collection Accounts or Master Collection Accounts (as applicable); or
(b)change the Main SPV Account Bank or the account bank where Collection Accounts are held (each a “Collection Account Bank”) (as applicable), in each case, without obtaining the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed) provided, however, that each of the Parties agree that if:
(i)any Main SPV Account Bank or Collection Account Bank (as applicable) fails to comply with any instruction to make any payment or deposit required to be made by it under or in connection with the Transaction Documents when due and such failure continues for two (2) Business Days; or
(ii)the relevant Main SPV Account Bank or Collection Account Bank (as applicable) becoming subject to any Insolvency Proceedings, each of the Main SPV, the Master Servicer and the Originators (as applicable) shall use all commercially reasonable endeavours to replace the relevant Main SPV Account Bank or Collection Account Bank (as applicable) as soon as practicable after becoming aware of such event.
4FACILITY AGENT AND SPONSOR OBLIGATIONS
4.1Facility Agent
Each Transaction Party hereby reaffirms its appointment and authorisation of the Facility Agent to act as agent on its behalf and to exercise the rights, powers and discretions specifically given to the Facility Agent, as applicable, under or in connection with this Agreement, Clause 6 (Facility Party to Transaction Documents) of the Master Definitions Agreement and each other Transaction Document, together with any other incidental rights, powers, authorities and discretions.
4.2Sponsor

The Parties acknowledge and accept that Coöperatieve Rabobank U.A. in its capacity as “Sponsor” has agreed to act as “Reporting Entity” for the purposes of paragraphs (a), (b), (d), (e), (f) and (g) of the Securitisation Regulation and provide the services set forth in the Transparency Reporting Agreement.
5FACILITY AGENT NOTIFICATIONS TO LIQUIDITY FACILITY PROVIDER
As soon as reasonably possible after becoming aware of the same, the Facility Agent shall notify the Conduit Lender and the Liquidity Facility Provider of the occurrence of each of the following:
(a)a Termination Event;
(b)a Potential Termination Event;
(c)a Master Servicer Event of Default;
(d)a Material Adverse Effect;
(e)an Originator Termination Event; or
(f)the occurrence of any other event which may trigger changes to the Pre-termination Priority of Payments and/or Post-termination Priority of Payments (as applicable).
6SUSPENSION OF DKK FUNDING AND RELATED MECHANICS
The Parties hereby agree that:
(a)from the Effective Date unless and until otherwise agreed in writing by the Facility Agent and the Master Servicer the Main SPV’s right to request and the Purchaser’s obligation to make Advances in DKK shall be suspended (such period, the “DKK Suspension Period”); and
(b)during the DKK Suspension Period, the Parties agree that DKK shall not constitute an Approved Currency and that all other related terms of the Transaction Documents shall be construed accordingly.
7TRANSACTION SUMMARY
The transaction summary produced for the purposes of Article 7.1(c) of the Securitisation Regulations is set out at Schedule 3 (Transaction Summary).
8REPRESENTATIONS; WARRANTIES AND COVENANTS
(a)Each of the Parties hereby represents and warrants that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b)On the Effective Date, each of the Main SPV and the Greif Transaction Parties party to this Agreement, unless otherwise stated, hereby reaffirms each of the covenants, representations and warranties made by such Party pursuant to the Transaction Documents and gives each such covenant, representation and warranty in respect of itself only as of the date of this Agreement and the Effective Date by reference to the facts and circumstances then subsisting.

9EFFECTIVENESS, RATIFICATION
9.1Effectiveness
(a)The amendments contemplated pursuant to Clause 2 (Amendments) shall become effective as of the Effective Date provided that the Facility Agent shall have received on or before such date the documents and information set out in Schedule 2 (Conditions Precedent), in the form and substance satisfactory to it (acting reasonably), or the Facility Agent waiving, in its absolute discretion, satisfaction of such conditions.
(b)Notwithstanding anything to the contrary contained herein, if for any reason this Agreement fails to be effective on the Effective Date, this Agreement and all agreements and transactions contemplated hereby shall terminate and the rights and obligations of the Parties to the Transaction Documents shall be fully preserved as they existed prior to the date hereof.
(c)From the Effective Date, each reference to any Amended Document in any Transaction Document is to such Amended Document as amended by this Agreement.
9.2Ratification
Except as expressly provided for in this Agreement, the amendments to the Transaction Documents pursuant to this Agreement do not renew any obligations set forth in the Transaction Documents to the extent they have already been fulfilled and satisfied in accordance with the terms of such Transaction Documents and the provisions of the Transaction Documents are hereby ratified and confirmed by the Parties.
9.3Security
(a)The Parties (to the extent, if any, that each Party is able (pursuant to each Security Agreement) to do so) agree that each Security Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Parties.
(b)The Parties also confirm, for the avoidance of doubt, that this Agreement shall not operate as a novation of the security created under the Belgian Collection Account Pledge Agreement.
9.4Continuance
Each of the Parties hereby confirms that the provisions of each of the Transaction Documents to which it is a party shall continue in full force and effect, subject only to the amendments effected by this Agreement.
9.5Reaffirmation by Performance Indemnity Provider
For the avoidance of doubt, the Performance Indemnity Provider confirms for the benefit of the Beneficiaries (as defined in the Performance and Indemnity Agreement) that all obligations owed by it under the Performance and Indemnity Agreement shall remain in full force and effect notwithstanding the amendments set out in this Agreement.
9.6Partial invalidity

If any provision of this Agreement is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any Law or jurisdiction, neither the legality, validity and unenforceability in that jurisdiction of any other provision or part of this Agreement, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Agreement, shall be affected or impaired.
10CONSENT AND WAIVER
Each of the Parties hereby:
(a)consents (to the extent, if any, that such consent is or may be required pursuant to any of the Transaction Documents) to the terms of this Agreement and to the execution and delivery of this Agreement by the other Parties; and
(b)waives any notice required prior to or in connection with the amendments and other actions contemplated pursuant to this Agreement.
11FURTHER ASSURANCE
Each of the Main SPV and each Greif Transaction Party which is a party to this Agreement shall, at the request of the Facility Agent and at their own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
12JURISDICTION AND GOVERNING LAW
12.1Governing Law
This Agreement (including Clause 12.2 (Jurisdiction)) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the Netherlands.
12.2Jurisdiction
The Parties agree that a competent court in Amsterdam shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute which may arise out of or in connection with this Agreement (including this Clause 12.2) or the transactions contemplated hereby and, for such purposes, irrevocably submit to the non-exclusive jurisdiction of such courts.
EXECUTION:
The Parties have shown their acceptance of the terms of this Agreement by executing it after the Schedules. For the avoidance of doubt, each Party agrees that this Agreement may be signed by any Party by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of such Party’s intention to be bound by this Agreement as if signed by such Party’s manuscript signature and that each Party consents to the provision of any information in connection with this Agreement by electronic means, and to the retention and use of the executed Agreement as an electronic original.

SCHEDULE 1
ORIGINATORS

Active Originators
Belgian Originator:	Greif Belgium BV
Registered number:	438.202.052 RPM/RPR Antwerp
Registered office:	Beukenlei 24, 2960 Brecht Belgium
Jurisdiction of organisation:	Belgium
Dutch Originator:	Greif Nederland B.V.
Registered number:	56043872
Registered office:	Van Heuven Goedhartlaan 9D, 1181 LE AMSTELVEEN, The Netherlands
Jurisdiction of organisation:	The Netherlands
French Originator:	Greif France S.A.S. (formerly Greif France Holdings S.A.S. as acquiring company which merged with Greif France S.A.S.(as original French Seller and disappearing company) and subsequently changed its name into Greif France S.A.S.)
Jurisdiction of organisation:	France
German Originator:	Greif Packaging Germany GmbH (formerly Greif Germany Holding GmbH and merged with Greif Germany GmbH)
Jurisdiction of organisation:	Germany
Sch -1

German Originator	Greif Packaging Plastics Germany GmbH (formerly Pack2Pack Deutschland GmbH and merged with Greif Plastics Germany GmbH (formerly named EarthMinded Germany GmbH (which was formerly named pack2pack Mendig GmbH) and merged with Greif Plastics Germany GmbH (which was formerly named Fustiplast GmbH)))
Jurisdiction of organisation:	Germany
Italian Originator	Greif Italy S.R.l. (formerly named Greif Plastics Italy S.R.L. (which was formerly named Fustiplast S.P.A.) and merged with Greif Italia S.P.A.)
Jurisdiction of organisation:	Italy
Portuguese Originator	Greif Portugal LDA
Jurisdiction of organisation:	Portugal
Spanish Originator	Greif Packaging Spain S.L.
Jurisdiction of organisation:	Spain
Inactive Originators
English Originator	Greif UK Ltd.
Registered number:	06633687
Registered office:	Merseyside Works Oil Sites Road, Ellesmere Port, South Wirral, Cheshire, CH65 4EZ UK
Jurisdiction of organisation:	England
French Originator	Greif Plastics Lille SAS (formerly named EarthMinded France SAS and Pack2pack Lille SAS)
Jurisdiction of organisation:	France
Swedish Originator	Greif Sweden Aktiebolag (merged with Greif Packaging Sweden Aktiebolag)
Jurisdiction of organisation:	Sweden

Sch -1

SCHEDULE 2
CONDITIONS PRECEDENT
The receipt by the Facility Agent acting on behalf of the Lender of (in a form and substance satisfactory to the Facility Agent):
(a)executed copies of this Agreement; and
(b)a copy of the STS notification and evidence that the relevant filings have been or will be made with ESMA, the Dutch Central Bank (De Nederlandsche Bank) and the Dutch Authority for the Financial Markets (Autoreit Financiële Markten).
Sch -2

SCHEDULE 3
TRANSACTION SUMMARY
1DEFINED TERMS
Except where the context otherwise requires or except as set out below, capitalized terms will have the meanings set forth in Schedule 1 (Glossary).

Sch -3

2TRANSACTION PARTIES

Party	Name	Location
Belgian Originator(s)	Greif Belgium BV	Belgium
Dutch Originator(s)	Greif Nederland B.V.	The Netherlands
Italian Originator(s)	Greif Italy S.R.l. (formerly named Greif Plastics Italy S.R.L. (which was formerly named Fustiplast S.P.A.) and merged with Greif Italia S.P.A.)	Italy
French Originator(s)	Greif France S.A.S.	France
Spanish Originator(s)	Greif Packaging Spain S.L.	Spain
German Originator(s)
Greif Packaging Germany GmbH (formerly Greif Germany Holding GmbH and merged with Greif Germany GmbH)
Greif Packaging Plastics Germany GmbH (formerly Pack2Pack Deutschland GmbH) and merged with Greif Plastics Germany GmbH (formerly named EarthMinded Germany GmbH (which was formerly named pack2pack Mendig GmbH) and merged with Greif Plastics Germany GmbH (which was formerly named Fustiplast GmbH)
Germany
Portuguese Originator(s)	Greif Portugal LDA	Portugal
Inactive Originator(s)	Greif Plastics Lille SAS (formerly EarthMinded France SAS) Greif UK Ltd Greif Sweden Aktiebolag	Various
Liquidity Facility Provider	Coöperatieve Rabobank U.A. trading as Rabobank London	U.K.
Facility Agent	Coöperatieve Rabobank U.A.	The Netherlands
Main SPV Account Bank	Coöperatieve Rabobank U.A	The Netherlands
Sch -3

Funding Administrator	Coöperatieve Rabobank U.A	The Netherlands
Main SPV Administrator	Coöperatieve Rabobank U.A.	The Netherlands
Italian Intermediary	Coöperatieve Rabobank U.A	The Netherlands
Lender	NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V.	The Netherlands
Main SPV	COOPERAGE RECEIVABLES FINANCE B.V.	The Netherlands
Shareholder	STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING	The Netherlands
Subordinated Lender	GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA)	Belgium
Belgian Intermediary	GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA)	Belgium
Originator Agent	GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA)	Belgium
Master Servicer	GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA)	Belgium
Performance Indemnity Provider	GREIF, INC.	United States of America
Main SPV’s Director	TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.	The Netherlands
Shareholder’s Director	TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.	The Netherlands

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3PRINCIPAL DOCUMENTS OVERVIEW

Name/date	Current Parties	Description
Master Definitions Agreement originally dated 27 April 2012 and amended and restated on 20 April 2015, 18 April 2017, 21 June 2019 and 17 April 2020 and as further amended on 27 July 2021, 20 April 2022 and ___ April 2023
COÖPERATIEVE RABOBANK U.A. TRADING AS RABOBANK LONDON
COÖPERATIEVE RABOBANK U.A.
NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V.
COOPERAGE RECEIVABLES FINANCE B.V.
STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING
GREIF SERVICES BELGIUM BV
GREIF, INC.
THE ORIGINATORS
TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.
This agreement sets out certain definitions and common terms applicable to the Transaction Documents for the Greif Group’s trade receivables securitisation programme.
Greif CC Receivables Purchase Agreement originally dated 27 April 2012 and amended and restated on 21 June 2019 and 17 April 2020	GREIF SERVICES BELGIUM BV as Seller and as Master Servicer COOPERAGE RECEIVABLES FINANCE B.V. as Buyer COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator	Pursuant to this agreement, the Seller which is party thereto sells its account receivables and those purchased from the relevant Originators to the Main SPV as Buyer in a true sale. Upon such sale the legal ownership of, and credit risk under, the account receivables (including the default risk of Debtors) passes to the Main SPV.
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Greif Belgium BV Receivables Purchase Agreement originally dated 27 April 2012	GREIF BELGIUM B.V. as Seller GREIF SERVICES BELGIUM BV as Buyer, Intermediary and as Master Servicer COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator	Pursuant to this agreement, the Seller which is party thereto sells its account receivables to the Belgian Intermediary in a true sale. The legal ownership of, and credit risk under, the account receivable (including the default risk of Debtors) passes to the Buyer.
Italian Originator Receivables Purchase Agreement originally dated 27 April 2012 and amended and restated on 21 June 2019 and 17 April 2020	GREIF ITALY S.R.L as Seller COÖPERATIEVE RABOBANK U.A. as Buyer	Pursuant to this agreement, the Seller which is party thereto sells its account receivables to Rabobank in a true sale. The legal ownership of, and credit risk under, the account receivable (including default risk of Debtors) passes to the Buyer.
German Originator Receivables Purchase Agreement originally dated 27 April 2012 and amended and restated on 21 June 2019
GREIF PACKAGING GERMANY GMBH as Seller
GREIF PACKAGING PLASTICS GERMANY GMBH as Seller
GREIF SERVICES BELGIUM BV as Buyer and as Master Servicer
COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator
Pursuant to this agreement, each Seller which is party thereto sells its account receivables to the Belgian Intermediary as Buyer in a true sale. The legal ownership of, and credit risk under, the account receivables (including default risk of Debtors) passes to the Buyer.
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Spanish Originator Receivables Purchase Agreement originally dated 27 April 2012 and amended and restated on 21 June 2019 and 17 April 2020	GREIF PACKAGING SPAIN S.L. as Seller GREIF SERVICES BELGIUM BV as Buyer and as Master Servicer COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator	Pursuant to this agreement, the Seller which is party thereto sells its account receivables to the Belgian Intermediary as Buyer in a true sale. The legal ownership of, and credit risk under, the account receivable (including default risk of Debtors) passes to the Buyer.
Dutch Originator Receivables Purchase Agreement originally dated 27 April 2012
GREIF NEDERLAND B.V. as Seller
GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA) as Buyer and as Master Servicer
COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator
Pursuant to this agreement, the Seller which is party thereto sells its account receivables to the Belgian Intermediary as Buyer in a true sale. The legal ownership of, and credit risk under, the account receivables (including default risk of Debtors) passes to the Buyer.
Portuguese Originator Receivables Purchase Agreement originally dated 27 April 2012 and amended and restated on 17 April 2020
GREIF PORTUGAL, LDA as Seller
GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA) as Buyer and as Master Servicer
COÖPERATIEVE RABOBANK U.A. as Facility Agent and Funding Administrator
Pursuant to this agreement, the Seller which is party thereto sells its account receivables to the Belgian Intermediary as Buyer in a true sale. The legal ownership of, and credit risk under, the account receivables (including default risk of Debtors) passes to the Buyer.
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French Originator Receivables Purchase Agreement originally dated 27 April 2012	GREIF FRANCE S.A.S. as Seller GREIF SERVICES BELGIUM BV (formerly named Greif Coordination Center BVBA) as Buyer and as Master Servicer	Pursuant to this agreement, the Seller which is party thereto sells its account receivables to the Belgian Intermediary as Buyer in a true sale. The legal ownership of, and credit risk under, the account receivables (including default risk of Debtors) passes to the Buyer.
Servicing Agreement originally dated 27 April 2012 and amended and restated on 20 April 2015, 21 June 2019 and as further amended on 27 July 2021 and 14 April 2023
GREIF SERVICES BELGIUM BV as Master Servicer
COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV
COÖPERATIEVE RABOBANK U.A. as Facility Agent, Main SPV Account Bank, Funding Administrator, Main SPV Administrator and the Italian Intermediary
NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V. as Lender
Pursuant to this agreement, the Master Servicer acts for the Principals in the performance of certain services in relation to the Purchased Receivables that a Principal has purchased under the Intermediary Receivables Purchase Agreements.
Administration Agreement originally dated 27 April 2012	COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV COÖPERATIEVE RABOBANK U.A. as Facility Agent, Main SPV Account Bank, Funding Administrator and Main SPV Administrator	Pursuant to this agreement the Main SPV Administrator provides certain Main SPV Operating Account management and other administration services to the Main SPV.
Main SPV Management Agreement originally dated 27 April 2012 as amended on 14 April 2023	TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V. as Director COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV COÖPERATIEVE RABOBANK U.A. as Facility Agent	Pursuant to this Agreement, the Director is appointed Managing Director of the Main SPV and the respective rights and responsibilities of the Director and Main SPV are established.
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Shareholder Management Agreement originally dated 27 April 2012
STICHTING COOPERAGE RECEIVABLES FINANCE as Shareholder
TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V. as Shareholder’s Director
COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV
COÖPERATIEVE RABOBANK U.A. as Facility Agent
Pursuant to this Agreement, the Director is appointed sole member of the management board of the Shareholder and Managing Director of the Shareholder and the respective rights and responsibilities of the Director and Shareholder are established.
Nieuw Amsterdam Receivables Financing Agreement originally dated 20 June 2019
COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV
NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V. as Lender
GREIF SERVICES BELGIUM B.V. as Master Servicer, Belgian Intermediary and Originators’ Agent
COÖPERATIEVE RABOBANK U.A. as Italian Intermediary, Facility Agent and Funding Administrator
Pursuant to this agreement, the Lender provides a financing facility to the Main SPV to enable the Main SPV to pay the Purchase Price for the Eligible Receivables it may purchase from time to time pursuant to the Intermediary Receivables Purchase Agreements.
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Subordinated Loan Agreement originally dated 27 April 2012 and amended and restated on 21 June 2019	COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV GREIF SERVICES BELGIUM B.V. as Subordinated Lender COÖPERATIEVE RABOBANK U.A. as Facility Agent, Funding Administrator and Main SPV Administrator	Pursuant to this Agreement, the Main SPV borrows funds from the Subordinated Lender to fund (partially) the purchase of the Purchased Receivables and certain amounts due by it under the Nieuw Amsterdam Receivables Financing Agreement.
Performance and Indemnity Agreement originally dated 27 April 2012 and amended and restated on 31 January 2019 and 21 June 2019
GREIF, INC. as Performance Indemnity Provider
COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV
COÖPERATIEVE RABOBANK U.A., as Italian Intermediary, Facility Agent, Funding Administrator and Main SPV Administrator
and
NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V. as Lender
Pursuant to this Agreement, the Performance Indemnity Provider makes certain undertakings and grants certain indemnities to the Beneficiaries in connection with the performance by the Greif Transaction Parties of their obligations under the Transaction Documents.
Rights Pledge Agreement originally dated 21 June 2019	COOPERAGE RECEIVABLES FINANCE B.V. as Main SPV COÖPERATIEVE RABOBANK U.A. as Facility Agent
Pursuant to this agreement, the Main SPV has pledged, inter alia, its rights under or in connection with (i) the Main SPV Accounts, (ii) the Purchased Receivables (and to the extent possible, the Related Rights), and (iii) the Transaction Documents to which it is a party, as security for any present and future liabilities including, but not limited to, each Parallel Debt, of the Main SPV to the Facility Agent.

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Original Collection Account Pledge Agreement dated 30 April 2012	GREIF CC as pledgor and MAIN SPV as pledgee	Pursuant to this agreement, the SPV has pledged the Original Master Collection Accounts in favour of the Main SPV.
New Master Collection Account Pledge Agreement dated 8 February 2022	GREIF CC as pledgor and MAIN SPV as pledgee	Pursuant to this agreement, Greif CC has pledged the New Master Collection Account in favour of the Main SPV.
Transparency Reporting Agreement originally dated 21 June 2019	GREIF SERVICES BELGIUM BV as Originator Agent THE ORIGINATORS COÖPERATIEVE RABOBANK U.A. as Sponsor COOPERAGE RECEIVABLES FINANCE B.V. as the SSPE	Pursuant to this agreement, the Sponsor (in its capacity as Reporting Entity) has agreed to fulfil the transparency requirements pursuant to Article 7 of the Securitisation Regulation.

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4DIAGRAMMATIC OVERVIEW OF THE TRANSACTION

Rabobank (Facility Agent Main SPV Administrator)
Nieuw Amsterdam (Conduit Lender)
Rabobank (Liquidity Facility Provider)
Greif Services Belgium BVBA (Servicer and Originator Agent)
Servicing and origination coordinating
Fees
Receivables Rights Pledge
Interest & Principal
Senior Loan
Greif Services Belgium BVBA (Subordinated Lender)
Subordinated Loan
Interest & Principal
Cooperage Receivables Finance B.V. (Main SPV)
Undertaking
Greif Inc, (Performance Indemnity Provider)
True Sale of Receivables
Cash
Rabobank (Italian Intermediary)
Cash
True sale of receivables
Italian Originator(s)
True sale of receivables
Cash
Greif Services Belgium BVBA, ("Greif CC", Master Servicer & Belgian Intermediary)
True sale of receivables
Cash
Belgian Originator(s)
Spanish Originator(s)
German Originator(s)
Dutch Originator(s)
French Originator(s)
Portuguese Originator(s)

4.1The Main SPV is a special purpose entity established under the laws of The Netherlands.
4.2The Main SPV acquires from the Belgian Intermediary and the Italian Intermediary trade receivables which have been originated and sold by the Originators to the Belgian Intermediary and the Italian Intermediary.
4.3The Main SPV finances the Purchase Price for the Purchased Receivables through:
(a)a senior loan made available by Nieuw-Amsterdam pursuant to and in accordance with the terms of the Nieuw Amsterdam Receivables Financing Agreement; and
(b)a subordinated loan made available by Greif Services Belgium BV pursuant to and in accordance with the terms of the Subordinated Loan Agreement;
4.4Greif Services Belgium BV, in its capacity as Master Servicer, agreed, since 21 June 2019, on an ongoing basis, to retain a material net economic interest in an amount equal to at least 5% (or such higher percentage as may be required from time to time in accordance with the applicable EU Risk Retention Rules) of the nominal value of the Purchased Receivables (the “Minimum Retained Amount”).

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5OVERVIEW OF RECEIVABLES SALES & SERVICING

Receivables:	“Receivable” means any and all indebtedness and payment claims (including the VAT portion) of an Originator against a Debtor (other than an Excluded Debtor) for which an invoice has been issued under the underlying Contract, including, without limitation any account, instrument or general intangible, arising in connection with, or constituting consideration for, the sale of goods or rendering of services by that Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto including in respect of Tax and any of an Originator’s claims (and any rights to determine the legal relationship, including termination rights) arising under the Contract and includes, unless otherwise specified, any Related Rights and includes, where the context so requires any Purchased Receivables;
Historic nature of transaction:
Greif Inc, group has been using this facility (as amended and restated) since 2012, with the Originators transferring receivables into this securitisation programme continuously throughout that time period.
Therefore the Originators as well as Greif CC and the Italian Intermediary as sellers to the Main SPV have the relevant expertise as such programme has been in existence for greater than five years.

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Sale and assignment:
The first step sale of the Receivables from each Originator to the applicable Intermediary is set out at Clause 2 (Agreement to sell and purchase Receivables) of the Originator Receivables Purchase Agreement to which such Originator is party (see section 2 (Document Overview) for further details).
Pursuant to Clause 2 (Agreement to sell and purchase Receivables) of the Greif CC Receivables Purchase Agreement
(a)Greif CC agrees to sell and sells (and assigns, transfers and conveys) to the Buyer, and the Buyer hereby agrees to purchase and purchases (and otherwise accepts and acquires) from Greif CC, without recourse except to the extent provided in the Greif CC Receivables Purchase Agreement:
(b)on (a) the Closing Date and (b) thereafter on each Purchase Date during the Revolving Period, all Receivables (other than Excluded Receivables) that the Seller owns or will own on each such date, together with the benefit of all related security and all other ancillary rights, including for the avoidance of doubt, any Related Rights, in each case until but excluding the Stop Purchase Date. Subject to the provisions of this Agreement, the Buyer hereby accepts such sale.
Further, the Italian Intermediary agrees to sell and sells (and assigns, transfers and conveys) to the Buyer, and the Buyer hereby agrees to purchase and purchases (and otherwise accepts and acquires) from the Italian Intermediary without recourse except to the extent provided in the Italian Intermediary Receivables Purchase Agreement: on (a) the Closing Date and (b) thereafter on each Purchase Date during the Revolving Period, all Receivables (other than Excluded Receivables) that the Seller owns or will own on each such date, together with the benefit of all related security and all other ancillary rights, including for the avoidance of doubt, any Related Rights, in each case until but excluding the Stop Purchase Date. Subject to the provisions of the Italian Intermediary Receivables Purchase Agreement, the Buyer hereby accepts such sale.
The Receivables sold under each Receivables Purchase Agreement in respect of any Data Period will be determined by reference to a schedule (the “Scheduled Receivables”).

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Purchase Price:
The purchase price payable by the Buyer to each of the Sellers in respect of the purchase of each Receivable and any Related Rights (if any) relating thereto shall be the Purchase Price which shall be payable in Euro.
The Purchase Price shall be inclusive of any Tax which each of the Sellers may be liable to account for in respect of the transfer of Receivables under this Agreement and accordingly the Sellers shall not be entitled to add any amounts to the Purchase Price in respect of any such Tax.
The parties to the Receivable Purchase Agreement intend the Purchase Price with respect to each Receivable and any Related Rights (if any) to represent fair consideration, reasonably equivalent value and fair market value of such Receivables and Related Rights. In particular, the Purchase Price is determined by taking into consideration the credit risk transferred to the relevant Buyer, the average estimated timing of the repayment of the Receivables and Related Rights by the Debtors and the risk that the Purchased Receivables are repaid after their due date.

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Payment of the Purchase Price:
The Buyer shall pay the Purchase Price (as defined below) for the Scheduled Receivables (other than any French Receivables) sold and transferred to the Buyer during the preceding Data Period on each Investment Date by:
(a)crediting the amount due to the Seller’s Account; and
(b)to the extent permitted under applicable law, if the Buyer is also scheduled to receive payment from the Seller (other than Collections) on the relevant Investment Date in the same currency, the Buyer may set off such payments subject to the prior consent of the Seller.
In relation to any French Receivables:
(a)the Buyer will pay the Purchase Price for the Scheduled Receivables on each Investment Date on which these Scheduled Receivables are transferred and simultaneously with the delivery by the Seller of the Transfer Document;
(b)on each Investment Date, the Seller will pay a fee (the “Fee”) to the Buyer calculated according to a rate fixed by the parties from time to time on the Investment Date and will be determined on an at arm’s length basis as if the Seller and the Buyer were unconnected companies;
(c)the Fee shall be calculated by applying the rate applicable on the Purchase Date to the aggregate nominal value of all Scheduled Receivables to be purchased by the Buyer on the Purchase Date, regardless of any collections made on the Purchased Receivables by the Seller;
(d)on each Investment Date, the following amount will be booked to the Current Account:
(i)in favour of the Buyer; the Fee; and
(ii)in favour of the Seller; the Purchase Price.
(e)on each Investment Date, the Parties will calculate the intermediate closing balance of the Current Account to be paid on such Investment Date, taking into account all entries scheduled to take place on such Investment Date. The balance resulting from each intermediate closing will be paid in favour of the Seller or the Buyer, as the case may be.

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Deemed Collections:	If and to the extent the Buyer, the Funding Administrator, Lender or a subsequent owner of the Receivables shall be required for any reason to pay over to a Debtor, any Transaction Party or any other Person (other than in accordance with the Transaction Documents) any amount received by itself or on its behalf under the applicable Receivables Purchase Agreement, or any subsequent Receivables Purchase Agreement or the Servicing Agreement, such amount shall be deemed not to have been so received but rather to have been retained by the Seller, and, accordingly, the Buyer, the Funding Administrator, Lender or a subsequent owner (as the case may be) shall have a claim against the Seller (without duplication) for such amount in the relevant Approved Currency as a Deemed Collection, payable when and to the extent that any distribution to such Debtor, or any Transaction Party or any other Person (as the case may be) is made in respect thereof. The Seller shall pay or cause to be paid an amount in the relevant Approved Currency.
Dilutions:	If at any time after the purchase of a Purchased Receivable hereunder, any Dilution occurs in respect of such Purchased Receivable and has been identified in accordance with the Cleared Invoice Allocation, the Seller shall, pay or cause to be paid an amount in the relevant Approved Currency equal to such Dilution as a Deemed Collection into the relevant Collection Account within two (2) Business Days.
Performance Guarantee:
There is a separate performance and indemnity agreement provided by Greif, Inc. pursuant to which the Performance Indemnity Provider agrees that it will cause each of the Greif Transaction Parties (a “Principal”) to duly and punctually pay, perform and observe its Obligations in accordance with the Transaction Documents. The Performance Indemnity Provider undertakes to pay to (or for the account of) such Beneficiary from time to time such amounts which any Principal is at any time liable to pay to such Beneficiary under or pursuant to the Relevant Transaction Documents (including by way of damages as result of such failure to perform) to the extent that these amounts have become due and payable but have not been paid at the time such amount is to be paid (where applicable, subject to the original applicable grace periods set out in the Relevant Transaction Documents). The Performance Indemnity Provider agrees as a primary obligation to indemnify each Beneficiary from time to time from and against any loss incurred by such Beneficiary as a result of any of the obligations of any Principal under or pursuant to the Relevant Transaction Documents not being performed when due to be performed or such obligations or the guarantee being or becoming void, voidable, unenforceable or ineffective as against any Principal or the Performance Indemnity Provider for any reason whatsoever, whether or not known to such Beneficiary, the amount of such loss being the amount which such Beneficiary would otherwise have been entitled to recover from any Principal or the Performance Indemnity Provider.

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Servicing:
Pursuant to the Servicing Agreement, the Master Servicer is required, amongst other things, to:
(a)collect and manage the Purchased Receivables in accordance with the relevant Credit and Collection Policies with the same care as if it were the owner of such Purchased Receivables;
(b)submit any material changes to the Credit and Collection Policies to the Facility Agent for approval;
(c)deliver the Servicer Reports and other information to the Facility Agent and Principals including, for example, any information and/or reports relating to the Purchased Receivables and/or the Credit and Collection Policies; and any information reasonably necessary to allow a Principal’s auditors to perform any review pursuant to or in connection with the Transaction Documents);
(d)ensure that each Purchased Receivable may be identified in the books of the Main SPV and the relevant Originator at any time;
(e)keep and provide access to (or procure that a Sub-Servicer keeps and provides access to) the Records (including the documents evidencing the Purchased Receivables);
(f)take the necessary actions to recover the value added tax and to pay it to the relevant Principal if and when it is conclusively recovered in case of partial or total loss of one of the Purchased Receivables;
(g)assist the Main SPV in discharging any Related Security in respect of any Purchased Receivables which have been paid in full;
(h)if so requested by the Principals under the Transaction Documents, notify Debtors of the Principal’s ownership of the relevant Purchased Receivables in accordance with the relevant Receivables Purchase Agreement, re-direct payments to accounts designated by the Principals or the Facility Agent and execute all appropriate powers of attorney and other documents and take all other required action to give effect to such notification and re-direction of payments;
(i)procure that no retention of title clause or any clause having a similar effect contained in any contract of sale is waived by any Originator or the Master Servicer without the prior consent of the Funding Administrator;

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(j)assist the Facility Agent in maintaining or exercising any rights which the Facility Agent may have pursuant to any Pledge Agreement relating to any Master Collection Account;
(k)monitor compliance by any Originator with any and all perfection requirements pursuant to the relevant Receivables Purchase Agreement, including but not limited to any registration with the Dutch tax authorities, notarisation and/or legalisation and apostilling in the relevant jurisdiction in accordance with the terms of the relevant Originator’s Receivables Purchase Agreement; and
(l)conduct all other actions conducive to the obligations of the Master Servicer in connection with the servicing of the Purchased Receivables under the Servicing Agreement.

Sub-Contracting:	The Master Servicer has appointed each Seller as sub-contractor for performance of certain of the services referred to above with respect to the Purchased Receivables originated or acquired by such Seller.
Credit and Collection Policies:	Credit and Collection Policies means the credit and collection policies of an Originator as set out in the relevant Originator Receivables Purchase Agreement between that Originator as seller and Greif Services Belgium BV as buyer as amended from time to time as permitted under the Transaction Documents. Pursuant to the Servicing Agreement, the Master Servicer represents and warrants that (a) the Purchased Receivables are originated by each Originator and administered by the Master Servicer in accordance with such Credit and Collection Policies, (b) such Credit and Collection Policies are similar in all material respects and (c) the standards applied pursuant to the Credit and Collection Policy to the Purchased Receivables are no less stringent than the standards applied in respect of any Receivables originated by the Originators which are not sold pursuant to the Transaction Document

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6OVERVIEW OF THE CREDIT ENHANCEMENT

The quality of the underlying exposures is tested through the Termination Event tests, these include compliance with a Dilution Ratio, Delinquency Ratio and Days Sales Outstanding test, amongst others.
Dilution Ratio:	means the amount of non-cash adjustments which includes returns, adjustments (including as a result of disputes), (excluding any adjustments to correct manual errors on invoices that do not reduce the principal amount thereof), (discounts or retropricing) excluding Contractual Dilutions divided by all Eligible Receivables originated by the Originators in the previous month.
Delinquency Ratio:	means (i) the Nominal Amount of the Eligible Receivables which are between 61-90 days overdue divided by (ii) the Nominal Amount of Purchased Receivables originated in the calendar month occurring 5 months previously.
Day Sales Outstanding test:
means
(a)the Nominal Amount of Eligible Purchased Receivables originated during the current month
(b)divided by the outcome of i) the aggregate Nominal Amount of all Purchased Receivables originated over the prior 12 months; ii) divided by 12;
(c)multiplied by 30.

Further, there are reserves in place as follows:
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Reserve Percentage:
means an amount (expressed as a percentage) that is calculated as the sum of (A) and (B) where:
(A)    is the greater of:
(i)the sum of (x) the Dynamic Loss Reserve and (y) the Dynamic Dilution Reserve; and
(ii)the Floor Reserve Percentage; and
(B)    is the Yield Reserve.
For the purpose of the foregoing:
“Loss Reserve Floor” means, at any time, 10 per cent.;
“Floor Reserve Percentage” means the sum of (a) Loss Reserve Floor; and (b) the product (expressed as a percentage) of: (i) Expected Dilution multiplied by (ii) the Dilution Horizon Ratio;
“Dynamic Dilution Reserve” means an amount (expressed as a percentage) that is calculated as follows:
[(SF x ED) + ((DS - ED) x DS/ED)] x DHR
Where:
(a)SF means Stress Factor;
(b)ED means Expected Dilution;
(c)DS means Dilution Spike;
(d)DHR means Dilution Horizon Ratio;
“Dynamic Loss Reserve” means an amount (expressed as a percentage) that is calculated as the product of:
(e)the Stress Factor;
(f)the Loss Ratio; and
(g)the Loss Horizon Ratio;

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Loss Horizon Ratio:	means the aggregate Nominal Amount of all Purchased Receivables originated over the preceding 6 months divided by current month’s Net Receivables Balance.
Yield Reserve:
means an amount (expressed as a percentage) that is calculated as the product of:
(A)    prevailing 1 month weighted average of each then-applicable Eurocurrency Rate plus Applicable Margin per annum;
(B)    the Stress Factor; and
(C)    Days Sales Outstanding divided by 360.

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7OVERVIEW OF CASHFLOWS

Collection Accounts:
The Master Servicer has agreed that it will:
(a)procure that all Collections in respect of Purchased Receivables shall be credited to the Collection Accounts as soon as possible upon receipt by the Master Servicer of the amount in question (and to the extent practicable on the same day as such receipt). In respect of any Collections received by any sub-servicer appointed in accordance with Clause 3.3 of the Servicing Agreement, the Master Servicer shall be deemed to receive such Collections as soon as the same have been paid to such sub-servicer and such sub-servicer shall credit such Collections to the Collection Accounts as soon as possible upon receipt by it of the amount in question;
(b)in respect of each New Collection Account, until the Collection Account Activation Date occurs in respect of such account, ensure that all Collections in respect of the Purchased Receivables and no amounts other than such Collections, continue to be paid into the relevant Original Collection Account relating to an Originator and continue to be swept on a daily basis to the Original Master Collection Account relating to the applicable Approved Currency. not use any other bank accounts other than the Collection Accounts and Master Collection Accounts in connection with Collections arising from Purchased Receivables;
(c)in advance of transferring Collections to any New Master Collection Account and confirming the Collection Account Activation Date for such account, deliver to the Facility Agent:
(i)a duly executed New Master Collection Account Pledge Agreement in order to create security over such New Master Collection Account (and a signed acknowledgement of such security from the related Collection Account Bank substantially in the form set forth in the related New Master Collection Account Pledge Agreement);
(ii)a legal opinion as to the validity and enforceability in respect of the New Master Collection Account Pledge Agreement referenced at sub-clause (b)(i) above; and
(iii)in respect of a New Collection Account (other than a New Master Collection Account), evidence that a daily sweep has been implemented between such New Collection Account and a Master Collection Account which is subject to either an Original Master Collection Account Pledge Agreement or a New Master Collection Account Pledge Agreement,
(d)not take any steps to close the relevant Original Collection Account until it delivers evidence satisfactory to the Facility Agent that redirection of all relevant Debtors to make payments in respect of the Purchased Receivables to the relevant New Collection Account has been completed
(e)if a Debtor has made payment in relation to the Purchased Receivables to an account of the Master Servicer (other than the Master Collection Accounts), transfer such payment to the Collection Account;
(f)grant a right of pledge or such other security right as may be requested by or on behalf of Main SPV, in respect of a Master Collection Account in favour of Main SPV as security for the due performance of the present and future obligations owed by Greif CC to Main SPV under the Transaction Documents and enter into a Belgian Collection Account Pledge.

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Collection of Purchased Receivables:	Prior to a Termination Event, the Seller shall ensure that all Collections in relation to Purchased Receivables are received in a Collection Account and on a daily basis swept to the relevant Master Collection Account.
Receivables Report:
Within 10 business days from a Reporting Date, the Master Servicer will provide to the Facility Agent a servicing report in respect of the Receivables (the Receivables Report) which relates to Receivables in respect of which formalities need to be observed to perfect a true sale of such Receivables and in respect of which the Master Servicer shall have monitored and report compliance with all such relevant formalities in the Receivables Report, in respect of each transfer thereof under or pursuant to the Transaction Documents.
The Receivables Report must be stored electronically and be available for access by the Facility Agent upon request including in the event it is required to notify the Debtors (upon the occurrence of a Termination Event in relation to the relevant Originator) or accessed by a Backup Servicer (if one has been appointed under the Servicing Agreement).

Application of Available Funds:
The Main SPV (or the Main SPV Administrator on its behalf) shall repay the Advances:
(a)on each Drawdown Date during the Revolving Period in an amount determined in accordance with the Pre-termination Priority of Payments; and
(b)after the end of the Revolving Period, in an amount determined in accordance with the Post-termination Priority of Payments.
On each Settlement Date, subject to the applicable Priority of Payments, the Main SPV shall pay (in immediately available funds) to the Funding Administrator (for the account of the Lender) interest in an amount equal to all applicable Yield in respect of the Tranche Period ending on such Settlement Date (i.e., for all Tranche Periods ending on such Settlement Date) with respect to all outstanding Tranches (“Interest”).

Pre-termination Priority of Payments:
On any Drawdown Date during the Revolving Period, the Main SPV Available Funds will be applied in accordance with the Pre-termination Priority of Payments (which is set out in the Master Definitions Agreement) as required pursuant to Clauses 8 (Interest) and 9 (Repayment) of the Nieuw Amsterdam Receivables Financing Agreement and provides that such amounts will be applied in the following order of priority:

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(a)first towards payment of the Main SPV Tax Obligations owing and unpaid by the Main SPV (other than Dutch corporate income tax in relation to the amount equal to the minimum profit referred to below) if any, and to the payment of amounts equal to the minimum profit to be retained by the Main SPV for Dutch tax purposes for the then current calendar year (which shall be an amount of euro 27,000 for the first year of and an amount of euro 22,000 for any subsequent years);
(b)second towards payment of accrued and unpaid Usage Fees and Unused Facility Fees;
(c)third towards payment of the Operational Expenses to the extent such Operational Expenses not listed elsewhere in the Pre-termination Priority of Payments;
(d)fourth towards repayment of the Advances until the Advances are reduced to the applicable Maximum Amount Outstandings on such Investment Date;
(e)fifth towards payment of all obligations, liabilities, costs and expenses due and payable by the Main SPV or the Main SPV Administrator and which are not listed elsewhere in the Pre-termination Priority of Payments;
(f)sixth toward payment of the Purchase Price of any Purchased Receivables to the extent not already previously paid;
(g)seventh towards payment of the Servicing Fees to the Master Servicer;
(h)eighth towards payment of any interest payable to the Subordinated Lender under the Subordinated Loan Agreement, provided that no Termination Event occurs as a result of such payment; and
(i)ninth towards payment of any principal payable to the Subordinated Lender under the Subordinated Loan Agreement, provided that no Termination Event occurs as a result of such payment, to be paid in the relevant Approved Currency (provided that in order to determine whether a relevant payment can be made, any amount in a currency other than euro shall be converted into euro using the Applicable Conversion Rate);

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Post-termination Priority of Payments:
At any time after the end of the Revolving Period, the following allocation (including for the avoidance of doubt any provisions that need to be made to make such payments on the due date therefor) and payment of any amounts received by the Main SPV as well as the proceeds of any enforcement proceedings in respect of the Security (including any amounts standing to the credit of the Main SPV Operating Account) will be applied in the following order of priority:
(a)first towards payment of the Main SPV Tax Obligations owing and unpaid by the Main SPV (other than Dutch corporate income tax in relation to the amount equal to the minimum profit referred to below) if any and to the payment of amounts equal to the minimum profit to be retained by the Main SPV for Dutch tax purposes for the then current calendar year (which shall be an amount of euro 27,000 for the first year of and an amount of euro 22,000 for any subsequent years);
(b)second towards payment of accrued and unpaid Usage Fees and Unused Facility Fees;
(c)third towards payment of the Operational Expenses to the extent such Operational Expenses are not listed elsewhere in the Post-termination Priority of Payments (and following a Termination Event, only to the extent included in the Principal Obligations);
(d)fourth towards repayment of the Advances until reduced to zero;
(e)fifth towards payment of all obligations, liabilities, costs and expenses due and payable to the Lender or the Funding Administrator or Facility Agent not listed elsewhere in the Post-termination Priority of Payments;
(f)sixth towards payment of the Servicing Fees to the Master Servicer;
(g)seventh towards payment of any interest due and payable to the Subordinated Lender under the Subordinated Loan Agreement; and
(h)eighth towards payment of any principal due and payable to the Subordinated Lender under the Subordinated Loan Agreement to be paid in the relevant Approved Currency (provided that in order to determine whether a relevant payment can be made, any amount in a currency other than euro shall be converted into euro using the Applicable Conversion Rate)

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8DIAGRAMMATIC OVERVIEW OF CASH FLOW

Obligors
Obligors directed to pay directly into the Opco Collection Accounts
OpCo Collection Accounts
Daily Cash Sweep
Master Collection account is pledged to the Main SPV
Master Collection Account
Cash Transfer
Main SPV Transaction Account is pledged to Rabobank as Facility Agent
Main SPV Transaction Account
All Available Funds applied on each Settlement Date
See the applicable Priority of Payments

9OVERVIEW OF TRIGGERS

Nature of Trigger	Description of Trigger	Contractual consequences of Trigger being breached include the following
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Termination Event
(a)the Main SPV or any Greif Transaction Party (other than an Originator) fails to pay any amount due under the Transaction Documents to which it is a party or to the account designated for such purpose within 2 Business Days of the due date therefor; or
(b)the Main SPV or any Greif Transaction Party (other than an Originator) defaults in the performance or observance of any of its other obligations (other than a failure to perform or comply with obligations, which failure, in the reasonable opinion of the Facility Agent is not material) under or in respect of any Transaction Document and such default (a) is, in the reasonable opinion of the Facility Agent, incapable of remedy or (b) being a default, which is, in the reasonable opinion of the Facility Agent capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);
(c)(i) any representation made or deemed to be made by the Main SPV or any Greif Transaction Party (other than an Originator) under any or in respect of any of the Transaction Documents proves to have been incorrect or misleading when made or deemed to be made (other than a misrepresentation, which, in the reasonable opinion of the Facility Agent, is not material) and such misrepresentation is incapable of remedy or (ii) being a misrepresentation which (in the reasonable opinion of the Facility Agent) is capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);

The occurrence and continuation of a Termination Event triggers the end of the Revolving Period and the occurrence of a Stop Purchase Date (i.e., no further transfers of Receivables to the Buyer).
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(d)the Master Servicer fails to deliver a Report in accordance with the terms of the Servicing Agreement and such Report is not provided in the form, format and manner contemplated in the Servicing Agreement within 2 Business Days of the due date of the delivery of such Report;
(e)any Greif Transaction Party disposes of, or agrees to dispose of Purchased Receivables representing a material amount, or creates or agrees to create, an Adverse Claim on Purchased Receivables representing a material amount other than in accordance with the Transaction Documents;
(f)it is or becomes unlawful for the Main SPV or any Greif Transaction Party to perform any of its material obligations under the Transaction Documents to which it is a party; or any of the material obligations under the Transaction Documents ceases to be a legal, valid and binding and enforceable obligation of any such Transaction Party;
(g)the Main SPV or any Greif Transaction Party: (a) takes corporate action for its dissolution, liquidation or legal demerger or a substantial part of its assets are placed under administration; or (b) is or becomes Insolvent;
(h)on a Reporting Date, the three-month rolling average Delinquency Ratio exceeds 0.020;
(i)on a Reporting Date, the three-month rolling average Dilution Ratio exceeds 0.034;
(j)on a Reporting Date, the three-month rolling average Days Sales Outstanding exceeds 85;
(k)on any Investment Date, the Funding Base being less than the Outstandings on such Investment Date and the Subordinated Lender has indicated that it will not provide a Subordinated Loan to cover the difference;
(l)the occurrence of a Cross Default Event;
(m)the occurrence of a Change of Control Event;
(n)the Main SPV or any Greif Transaction Party repudiates a Transaction Document to which it is a party or evidences an intention to repudiate such a Transaction Document;
(o)the second occurrence of an Originator Termination Event in respect of two (or more) separate Originators; and
(p)the occurrence of the Facility Maturity Date (the Expiration Termination Event);

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Originator Termination Event
(a)the Main SPV or any Greif Transaction Party (other than an Originator) fails to pay any amount due under the Transaction Documents to which it is a party or to the account designated for such purpose within 2 Business Days of the due date therefor; or
(b)the Main SPV or any Greif Transaction Party (other than an Originator) defaults in the performance or observance of any of its other obligations (other than a failure to perform or comply with obligations, which failure, in the reasonable opinion of the Facility Agent is not material) under or in respect of any Transaction Document and such default (a) is, in the reasonable opinion of the Facility Agent, incapable of remedy or (b) being a default, which is, in the reasonable opinion of the Facility Agent capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);
(c)(i) any representation made or deemed to be made by the Main SPV or any Greif Transaction Party (other than an Originator) under any or in respect of any of the Transaction Documents proves to have been incorrect or misleading when made or deemed to be made (other than a misrepresentation, which, in the reasonable opinion of the Facility Agent, is not material) and such misrepresentation is incapable of remedy or (ii) being a misrepresentation which (in the reasonable opinion of the Facility Agent) is capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);
The second occurrence of an Originator Termination Event in respect of two (or more) separate Originators triggers a Termination Event

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10OVERVIEW OF CERTAIN OTHER TRANSACTION TERMS

Risk Retention:
The Originators’ Agent undertakes pursuant to the Nieuw Amsterdam Receivables Financing Agreement that, from the 2019 Effective Date and until the date on which no Purchased Receivables remain outstanding (or have been written-off in full):
it shall retain, as “originator” (as defined in Article 2(3) of the Securitisation Regulation; a “Risk Retention Holder”), on an ongoing basis, a material net economic interest in an amount equal to at least 5% (or such higher percentage as may be required from time to time in accordance with the applicable EU Risk Retention Rules) of the nominal value of the Purchased Receivables (the “Minimum Retained Amount”) as required from time to time in accordance with the text of Article 6 of the Securitisation Regulation or the corresponding provisions of any other applicable EU Risk Retention Rules; and
such material net economic interest shall be retained in the form of the loan provided by the Originators’ Agent pursuant to the Subordinated Loan Agreement, which is intended to qualify under Article 6(3) (e) of the Securitisation Regulation or the corresponding provisions of any other applicable EU Risk Retention Rules (the “Retained Interest”); and
it shall not:
(a)change the manner in which it retains such Retained Interest;
(b)sell, hedge, transfer or otherwise dispose of the Retained Interest;
(c)allow the Retained Interest to become subject to any form of credit risk mitigation, short position or any other credit risk hedge;
(d)enter into a transaction synthetically effecting any of the actions referred to in paragraphs (b) and/or (c) above, or referencing the Retained Interest; and/or
(e)take any other action which would reduce its aggregate exposure to the economic risk of the Retained Interest in such a way that the Retention Holder ceases to hold the Minimum Retained Amount,
Pursuant to the Transparency Reporting Agreement, the Sponsor has been appointed as reporting entity to fulfil the information requirements pursuant to points (a), (b), (c), (e), (f) and (g) of the first subparagraph of paragraph 1 of Article 7 of the Securitisation Regulation in accordance with Article 7(2) of the Securitisation Regulation.

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The Originators’ Agent undertakes that it shall:
(a)confirm its continued compliance with the covenants set out in Clause 16.2 of the Nieuw Amsterdam Receivables Financing Agreement on a monthly basis in writing, which may be by way of email;
(b)provide notice to the Facility Agent as soon as practicable upon a breach of any of its obligations under Clause 16.2 and/or Clause 16.4 of the Nieuw Amsterdam Receivables Financing Agreement; and
(c)use commercially reasonable efforts to take such further action as may reasonably be requested in accordance with accepted legal and market practices by the Facility Agent, in order to enable those persons and, as appropriate, other persons providing facilities to any of any of those persons to comply with the requirements of Articles 5 and 7 of the Securitisation Regulation or any other relevant provision of the applicable EU Risk Retention Rules (which shall include making available any information, documents, tapes, data, records or reports relating to the Purchased Receivables, which is in its or their possession or under its or their control, including monthly remittance tapes, monthly accounts receivable information (aging, write-offs, concentrations, etc.) as any of those persons may reasonably request).
The Originators’ Agent shall comply with the transparency requirements to the extent applicable to the Originators and the Originators’ Agent under the Securitisation Regulation. In addition, the Originators’ Agent agrees, at its cost and promptly on reasonable request by the Facility Agent, to provide such information as may reasonably be requested from time to time by the Facility Agent in order to enable the Lender, Funding Administrator and Facility Agent to comply with their respective obligations under Article 5 and/or Article 7 of the Securitisation Regulation.

Interest Rate Risk:
Interest on the Loan shall be payable at a floating rate plus margin, meaning there will be certain interest rate risks applicable to the transaction if interest on the Loan is unpaid.
Interest rate risk from the transaction will be mitigated by way of a yield reserve mechanism, which reduces the Funding Base by a factor calculated by reference to one month weighted average interest rates (across EURIBOR STIBOR, CIBOR, LIBOR and NIBOR) plus margin multiplied by 2.50.

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Currency risk:	There is no currency risk since Loans are made in the same currency as the Purchased Receivables as required pursuant to Clauses 4.1 and 10.1 of the Nieuw Amsterdam Receivables Financing Agreement.
Relationship between Lender and Sponsor:
The Lender funds its investment in Purchased Receivables through commercial paper issued under its asset backed commercial paper programme (the “ABCP Programme”) and/or funding made available under the Liquidity Facility Agreement.
The Sponsor administers such ABCP Programme on behalf of the Lender and the Sponsor’s London Branch acts as Liquidity Facility Provider.
Pursuant to its ABCP Programme, the Lender (amongst other things) purchases or otherwise acquires or makes loans secured by or otherwise finances, securities and interests, including beneficial interests under trusts, ownership interests, participation interests or subparticipation interests relating thereto and security interests (“Asset Interests”) in, or pools of, accounts, general intangibles, chattel paper, instruments, investment property, equity securities and other financial assets, including, without limitation, publicly or privately issued securities secured by, or representing interests in, any of the foregoing pursuant to asset investment agreements (each, an “Asset Investment Agreement”) and in accordance with its investment policies and guidelines established by the Sponsor. The Nieuw Amsterdam Receivables Financing Agreement entered into by the Lender constitutes an Asset Investment Agreement.

STS Designation:	This transaction is intended to be classified as ‘STS’ or ‘simple, transparent and standardised’ pursuant to Chapter 4 of the EU Securitisation Regulation and an STS Notification has been delivered to this effect.

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List of Collection Accounts

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SCHEDULE 1
Glossary
“2019 Effective Date” means 21 June 2019;
“2020 Amendment Agreement” means the amendment agreement dated 17 April 2020 between, amongst others, the Master Servicer and the Facility Agent.
“2020 Effective Date” has the meaning given thereto in the 2020 Amendment Agreement;
“2021 Amendment Agreement” means the amendment agreement to the Master Definitions Agreement and to the Servicing Agreement dated on 27 July 2021.
“2021 Amendment Date” means the “Effective Date” set forth in the 2021 Amendment Agreement.
“2023 Amendment Agreement” means the amendment agreement dated on or about the 2023 Amendment Date between, amongst others, the Main SPV, the Master Servicer and the Facility Agent.
“2023 Amendment Date” means 14 April 2023.
“Accession Conditions Precedent” means the conditions precedent listed in Schedule 4 Part 3 to the Master Definitions Agreement;
“Administration Agreement” means the administration agreement dated 27 April 2012 between the Main SPV, the Facility Agent, the Main SPV Account Bank and the Main SPV Administrator;
“Advance” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;
“Adverse Claim” means any ownership interest, charge, encumbrance, proprietary or security interest, right of retention, retention of title, lien or privilege or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of a Debtor under any Contract in respect of the use or possession of goods the subject of such Contract and the rights and interests of the Main SPV, the Funding Administrator, the Lender and the Facility Agent under the Transaction Documents);
“Alternate Rate” means, for any Tranche during any Tranche Period, a rate per annum equal to the sum of the Applicable Margin in respect of a Eurocurrency Tranche plus the Eurocurrency Rate for such Tranche Period;
“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any other applicable law or regulation relating to bribery, anti-corruption, money laundering or tax evasion.
“Applicable Conversion Rate” means, for the purpose of conversion on any day on which such conversion is required to be made pursuant to any Transaction Document of any amount denominated in an Approved Currency other than the Base Currency into the Base Currency, the spot rate of exchange as displayed on the appropriate page of the Reuters Screen or Bloomberg Screen, equal to the mid closing rates released on the immediately preceding Business Day as determined by the Funding Administrator
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on the day on which any such calculation is to be made pursuant to such Transaction Document;
“Applicable Margin” has the meaning thereto as set out in the Funding Costs Fee Letter;
“Approved Currency” means EUR, NOK, SEK, DKK and GBP but excluding any such currency that is a Suspended Currency;
“Approved Jurisdiction” means Belgium, Denmark, England and Wales, Finland, France, Germany, Italy, The Netherlands, Norway, Portugal, Republic of Ireland, Spain, Sweden and Switzerland;
“Assignment and Acceptance” means an assignment and acceptance agreement entered into by the Main SPV, an Eligible Assignee and the Facility Agent pursuant to which such Eligible Assignee may become a party to the Nieuw Amsterdam Receivables Financing Agreement;
“Attributable Debt” means as of the date of determination thereof, without duplication, (a)in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;
“Available Collections” means, in respect of a Purchased Receivable, an amount in the Approved Currency in which such Purchased Receivable is denominated equal to any Collections credited to the Master Collection Account which have not been reinvested or transferred to the Main SPV Operating Account (including, for the avoidance of doubt, any cash payments due in connection with Deemed Collections) in each case, allocated to that Purchased Receivable in accordance with the Cleared Invoice Allocation;
“Available Facility” means, at any time, in relation to the Facility:
(a)the lower of (i) the Commitment and (ii) the Funding Base at that time;
(b)minus:
(i)the aggregate of all Advances and any other sum due but unpaid under the Nieuw Amsterdam Receivables Financing Agreement (including interest) after set off of any payment received from Debtors at that time in the Master Collection Account; and
(ii)in relation to any proposed Advances, the amount of any other Advances that are due to be made under the Facility on or before the proposed Drawdown Date.
“Backup Servicer” means the Person appointed by the Main SPV, the Funding Administrator and the Facility Agent as backup servicer in accordance with the terms of the Servicing Agreement;
“Belgian Collection Account Pledge Agreement” means the bank account pledge agreement and originally dated on or about the Closing Date between Greif CC as
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pledgor and the Main SPV as pledge and creating, inter alia, a right of pledge of over the Belgian Master Collection Account;
“Belgian Master Collection Account” means the master collection account held by Greif CC set out in Schedule 1 to the Servicing Agreement and any other master collection account that the Master Servicer may open from time to time with an account bank (subject to the prior written approval of the Facility Agent);
“Base Currency” means euro;
“Belgian Intermediary” means Greif CC in its capacity as purchaser under the Greif CC Receivables Purchase Agreement;
“Belgian Originators” means the Originators that are located in Belgium as set out in Schedule 1, and “Belgian Originator” means any of them as the context may require;
“Belgian Receivables” means the Receivables originated by a Belgian Originator and governed by Belgian law;
“Beneficial Owner” shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof;
“Bloomberg Screen” means a page of the Bloomberg service or of any other medium for the electronic display of data as may be previously approved in writing by the Funding Administrator and the Main SPV;
“Business Day” or “business day” means:
(a)in relation to the delivery of a notice or report under the Transaction Documents, a day other than a Saturday, Sunday or public holiday in either the country from which the notice or report is being sent or the country to which the notice or report is being delivered; and
(b)for any other purpose, a day (other than Saturday or Sunday) on which banks are open for business in The Netherlands and Belgium, and
(i)in relation to any date for payment or purchase of a currency other than the Base Currency, a day (other than Saturday or Sunday) on which banks are open for business in the principal financial centre of the country of that currency; or
(ii)in relation to any date for payment in the Base Currency, the purchase of the Base Currency, or any conversion into or from the Base Currency, any day on which the TARGET2 System (or any successor thereto) is operating credit or transfer instructions in respect of payments in Euro;
“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP;
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP;
“CET” means Central European Time;
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“Change in Law” means:
(a)the adoption of any Law after the date of this Master Definitions Agreement;
(b)any change in the Requirement of Law or in the interpretation, application or implementation thereof after the date of this Master Definitions Agreement; or
(c)compliance by the Lender or the Facility Agent, by any lending office of the Lender or by such Lender’s or the Facility Agent’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued after the date of the Master Definitions Agreement;
“Change of Control” means:
(d)in respect of Main SPV, the failure of the Shareholder to own, free and clear of any Adverse Claim and on a fully diluted basis, 100% of the outstanding shares of Voting Stock of Main SPV; and
(e)in respect of any Greif Transaction Party (other than the Performance Indemnity Provider):
(A)the Performance Indemnity Provider ceases for any reason to have the power, directly or indirectly, to direct or cause the direction of the management or policies of such Greif Transaction Party, whether through the ownership of Voting Stock, by contract, or otherwise; or
(B)the Performance Indemnity Provider ceases for any reason to have the right, directly or indirectly, to elect all or the majority of the board of directors (or other Persons performing similar functions) of that Greif Transaction Party; or
(C)the acquisition of, or otherwise obtaining control of, by any Person or group, (including any group acting for the purpose of acquiring, holding or disposing of securities, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination), of 50% or more of the total voting power of its Voting Stock then outstanding other than in circumstances where following such acquisition, the Performance Indemnity Provider directly or indirectly owns or controls 100% of the total voting power of such Greif Transaction Party’s Voting Stock; and
(f)in respect of the Performance Indemnity Provider:
(A)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) is or becomes (as a result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of the Performance Indemnity Provider (other than as a result of a public primary registered equity offering by the Performance Indemnity Provider of new shares issued by the Performance Indemnity Provider in such offering), whether as a result of the issuance of securities of the Performance Indemnity Provider, any merger,
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consolidation, liquidation or dissolution of the Performance Indemnity Provider, any direct or indirect transfer of securities by the Permitted Investors or otherwise (for purposes of this clause (A), the Permitted Investors will be deemed to beneficially own any voting Equity Interests of a specified corporation held by a parent corporation so long as the Permitted Investors beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting Equity Interests of such parent corporation);
(B)during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Performance Indemnity Provider (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Performance Indemnity Provider was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Performance Indemnity Provider then in office; or
(C)the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Performance Indemnity Provider and its Subsidiaries (other than Soterra LLC), considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary or one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power) shall have occurred, or the Performance Indemnity Provider merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Investors; provided that the Performance Indemnity Provider is the surviving entity) or any other Person (other than one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power; and provided, further, that the Performance Indemnity Provider is the surviving entity) merges, consolidates or amalgamates with or into the Performance Indemnity Provider, in any such event pursuant to a transaction in which the outstanding voting Equity Interests of the Performance Indemnity Provider are reclassified into or exchanged for cash, securities or other property, other than any such transaction where: (i) the outstanding voting Equity Interests of the Performance Indemnity Provider are reclassified into or exchanged for other voting Equity Interests of the Performance Indemnity Provider or for voting Equity Interests of the surviving corporation, and (ii) the holders of the voting Equity Interests of the Performance Indemnity Provider immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting Equity Interests of the Performance Indemnity Provider or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction.
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“CIBOR” 1 means:
(a)the applicable Screen Rate; or
(b)(if no Screen Rate is available for DKK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in DKK for one month, and, if any such rate is below zero, CIBOR will be deemed to be zero;
“Cleared Invoice Allocation” means, in respect of the allocation of Collections, the allocation of funds received in respect of the Purchased Receivables from the relevant Debtors depending on the method of payment as follows:
(a)in the case of bank transfers, if an automatic allocation to the relevant invoice can be made, Collections are allocated automatically to the relevant invoice on the date of upload of the bank statement corresponding to the date of receipt;
(b)in the case of bank transfers, if an automatic allocation to the relevant invoice cannot be made, Collections are allocated on the date on which the manual allocation to the relevant invoice has been completed; and
(c)in the case of Instruments of Debt that are cheques, bills of exchange and promissory notes received by the credit department of any of the Originators, Belgian Intermediary or the Master Servicer, Collections are allocated on the date on which such Instrument of Debt is delivered to the relevant bank;
“Closing Date” means 30 April 2012;
“Collection” means, with respect to a Purchased Receivable, all amounts received in respect of such Purchased Receivable (including any amount allocable to the VAT portion of such Receivable) including the following:
(a)cash collections (where relevant including principal, interest, late payment and similar charges);
(b)all other cash proceeds (including proceeds of the enforcement of Related Rights) with respect to such Purchased Receivable;
(c)all Instruments of Debt;
(d)all other amounts received or recovered in respect of such Purchased Receivable whether as a result of any claim, resale, redemption, other disposal or enforcement of any claim or judgment relating thereto or otherwise;
(e)the amount of any Deemed Collections (for the avoidance of doubt including any Dilutions) in respect of such Purchased Receivable; and
(f)all recoveries of VAT from any relevant tax authority relating to any Defaulted Receivable;
“Collection Accounts” means (i) initially each Original Collection Account, and, (ii) following each Collection Account Activation Date, each relevant New Collection Account and (iii) until the Redirection Completion Date in respect of any relevant
1 Pursuant to the 2023 Amendment Agreement, funding in DKK has been suspended
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Original Collection Account and closing of such account, both such Original Collection Account and the New Collection Account of an Originator, as the context requires.
“Collection Account Pledge Agreements” means the Original Master Collection Account Pledge Agreement, the New Master Collection Account Pledge Agreement and each other account pledge or other security document in a form acceptable to the Facility Agent entered into between Greif CC as pledgor and the Main SPV as pledgee, pursuant to which Greif CC creates a right of pledge or security over its Master Collection Account(s) from time to time.
“Collection Account Activation Date” means in respect of each New Collection Account, the date as notified to the Facility Agent by the Master Servicer.
“Collection Account Bank” means in respect of any Collection Account, the bank designated as such and set out in the List of Collection Accounts.
“Commercial Paper” means commercial paper, money markets notes and other short term promissory notes issued by the Lender;
“Commitment” means, with respect to the Lender
(a)during the Revolving Period EUR 100,000,000 for each Investment Date, as such amount may be reduced or increased by any Assignment and Acceptance entered into by the Lender in accordance with the terms of the Nieuw Amsterdam Receivables Financing Agreement; and
(b)after the Revolving Period ends, zero.
“Common Terms” means the provisions set out in Clauses 2 to 26 of the Master Definitions Agreement;
“Concentration Limits” means
(a)the Maximum Debtor Limit;
(b)the Maximum Jurisdiction Limit; and
(c)a 10 per cent. limit on aggregate Eligible Receivables included in the Net Receivables Balance with original terms greater than 180 days but less than or equal to 364 days, and “Concentration Limit” means any of them as the context may require;
“Concentration Jurisdiction” means France, Italy, the Netherlands, England and Wales, Belgium, Spain, Germany, Sweden, Switzerland, Portugal, Denmark, Finland, Norway and the Republic Ireland;
“Conditions Precedent” means the Initial Conditions Precedent, the Ongoing Conditions Precedent, the Accession Conditions Precedent and the Restructuring Conditions Precedent;
“Contract” means each purchase order or supply agreement or contract pursuant to which an Originator supplies goods and/or services to a Debtor and which gives rise to a Receivable;
“Contractual Dilution” means, with respect to any Receivable, any reduction, cancellation or adjustment in the Unpaid Balance of such Receivable as a result of
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volume rebates, volume discounts or early payment discounts, in each case, arising pursuant to the Contract related to such Receivable;
“CP Rate” means, for any Tranche Period for any Tranche, which the Lender has financed or refinanced, (i) directly through the issuance of Commercial Paper corresponding to such Tranche, or (ii) indirectly through the issuance of Commercial Paper, part of the proceeds of which is allocated by the Funding Administrator to fund or maintain such Tranche, the per annum rate equivalent to the weighted average cost (as determined by the Funding Administrator), and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Lender, costs associated with funding and maintaining any Currency Hedge Agreement denominated in a currency other than the currency of such Commercial Paper, other borrowings by the Lender and any other costs and expenses associated with the issuance of Commercial Paper directly to fund or maintain such Tranche or related to the issuance of Commercial Paper (part of the proceeds of which are allocated to fund or maintain such Tranche) that are, in either case, allocated, in whole or in part, by the Lender or the Funding Administrator to fund or maintain such Tranche; provided that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Tranche for such Tranche Period, the Funding Administrator shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum;
“Credit and Collection Policies” means the credit and collection policies of each of the Originators as attached to each of the Receivables Purchase Agreements, and “Credit and Collection Policy” means any one of them as the context may require;
“Cross Default” means
(d)any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party is not paid when due nor within any originally applicable grace period;
(e)any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an actual or potential default or event of default or credit review event or any similar event (however described);
(f)any member of the Greif Group which is a Greif Transaction Party fails to pay any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised;
(g)any creditor of any member of the Greif Transaction Party becomes and remains entitled to declare any Financial Indebtedness of any member of the Greif Group which is a Greif Transaction Party due and payable prior to its specified maturity as a result of an actual or potential default or event of default or credit review event or any similar event (however described), provided that no Cross Default Event will occur if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 50,000,000 (or its equivalent in any other Approved Currency as reasonably determined by the Funding Administrator);
“Currency Hedge Agreement” means a currency swap or exchange agreement (including any spot or forward currency exchange agreement) or any other similar arrangement, however denominated, entered into by or on behalf of the Lender for
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hedging purposes, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time;
“Cut-off Date” means the last day of each month;
“Danish Collection Account Pledge Agreement” means, if executed, any bank account pledge agreement between Greif CC as pledgor and the Main SPV as pledgee and creating, inter alia, a right of over the Danish Master Collection Account;
“Danish Master Collection Account” means the master collection account held by Greif CC with Danske Bank A/S set out in Schedule 1 to the Servicing Agreement and any other master collection account that the Master Servicer may open from time to time with an account bank (subject to the prior written approval of the Facility Agent);
“Data Period” means each period from (and excluding) a Cut-off Date and ending on (and including) the next Cut-off Date;
“Days Sales Outstanding” means:
(a)the Nominal Amount of Eligible Purchased Receivables originated during the current month;
(b)divided by the outcome of
(i)the aggregate Nominal Amount of all Purchased Receivables originated over the prior 12 months;
(ii)divided by 12;
(c)multiplied by 30.
“Debtor” means a legal person set out in the records of the relevant Originator as being obliged to make payment for the provision of goods or services evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged) and includes any person obliged to make payment under or in connection with any Related Rights;
“Debtor Notification” means a notice of assignment delivered to a Debtor in accordance with the provisions of the relevant Receivables Purchase Agreement, as applicable upon the occurrence of a Debtor Notification Event, where relevant given in accordance with the requirements set out in relevant Transaction Document;
“Debtor Notification Event” means (i) the occurrence and continuation of a Termination Event (other than an Expiration Termination Event) or (ii) the existence or introduction of any Requirement of Law affecting the validity or enforceability of the assignment of any Purchased Receivable against the relevant Debtor;
“Deed of Pledge” means a deed of pledge in the form set out in Schedule 1 of the Rights Pledge Agreement;
“Deemed Collection” means, in respect of a Purchased Receivable, a collection which will be deemed to have been received by the relevant Originator, any Intermediary or Main SPV, and be payable to either the relevant Intermediary or the Main SPV or the Funding Administrator (as the case may be) under the relevant Originator Receivables Purchase Agreement or the relevant Intermediary Receivables Purchase Agreement in the relevant Approved Currency or converted into the relevant Approved Currency at the Applicable Conversion Rate in the amount specified below
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less any Collections (excluding, for the avoidance of doubt, the relevant Deemed Collection) received by the Main SPV into the Main SPV Operating Account, if:
(a)any representation or warranty in respect of such Purchased Receivable proves to have been not true or incorrect when made;
(b)such Purchased Receivable was purchased by the Main SPV but proves to have been an Excluded Receivable as at the Purchase Date;
(c)such Purchased Receivable was purchased by the Main SPV although the Conditions Precedent were not fulfilled (and have not been waived) on the Purchase Date;
(d)such Purchased Receivable becomes a Disputed Receivable;
(e)the relevant Originator or the Master Servicer grants a time extension, modifies the Purchased Receivable or otherwise affects the collectability of such Purchased Receivable other than in accordance with the Credit and Collection Policies, the Originator Receivables Purchase Agreements and the Servicing Agreement;
(f)the Nominal Amount of such Purchased Receivable is reduced by reason of any Dilution;
(g)any Related Rights relating to such Purchased Receivable have to be or are sold or otherwise enforced by the Master Servicer and the Debtor or another third party is entitled to all or parts of the proceeds of such enforcement;
(h)the sale and assignment for such Purchased Receivable has not been made in accordance with the terms of the relevant Originator Receivables Purchase Agreements or Intermediary Receivables Purchase Agreement; or
(i)any Collection in respect of any Purchased Receivable is made by way of an Instrument of Debt and such Instrument of Debt is discounted upon its presentation, the amount of such Deemed Collection being, in the case of paragraphs (a), (b), (c), (e) and (h) above, the Nominal Amount of such Purchased Receivable, or, in the case of paragraphs (d), (f), (g) or (i) above, the amount by which the Nominal Amount of such Purchased Receivable has been reduced due to the circumstances described in such paragraphs, and provided that any other amount that is designated as a Deemed Collection under the Transaction Documents shall also constitute a Deemed Collection for the purposes of this definition;
“Default Rate” means for any Tranche during a Tranche Period, a rate per annum equal to 1.65 per cent. plus the Eurocurrency Rate for such Tranche Period;
“Default Ratio” means (i) the Nominal Amount of the Eligible Receivables which have been written off or which are between 91-120 days overdue divided by (ii) the Nominal Amount of Purchased Receivables originated in the calendar month that occurred 6 months previously;
“Defaulted Receivables” means a Receivable:
(a)that is more than 91 days overdue or
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(b)which, in accordance with the applicable Credit and Collection Policies, has been written off as uncollectable, if earlier;
“Delinquency Ratio” means (i) the Nominal Amount of the Eligible Receivables which are between 61-90 days overdue divided by (ii) the Nominal Amount of Purchased Receivables originated in the calendar month occurring 5 months previously;
“Delinquent Debtor” means a Debtor who, together with its affiliates, is the debtor of Delinquent Receivables or Defaulted Receivables the Nominal Amount of which is more than 25% of the aggregate Nominal Amount of all Receivables owing by that Debtor and its affiliates;
“Delinquent Receivable” means a Receivable that is between 61 and 90 days overdue;
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit;
“Dilution” means any reduction or the cancellation, in whole or in part, of the Nominal Amount of a Purchased Receivable by reason of the occurrence of any of the following circumstances:
(a)any reduction in the amount payable thereunder resulting from any rebate, credit note, discount or allowances for prompt payment, for quantity, for return of goods or as fidelity premium, invoicing error or cancellation or any other commercial adjustment, granted by any Originator or the Master Servicer other than in accordance with the relevant Credit and Collection Policies;
(b)to the extent not already covered under (a), any decrease in the amount thereof or any total or partial cancellation thereof (including in particular but without limitation, as a result of the exercise of a right of set-off), but excluding any discharge in accordance with its terms or as a result of the enforcement of any Related Rights;
(c)the Purchased Receivable becoming or being a Disputed Receivable;
(d)any repurchase of goods by the relevant Originator, the sale of which gave rise to the Purchased Receivable; or
(e)any governmental order, moratorium or other restriction on the transfer of payments by the Debtor, excluding, however, any adjustment, decrease in the amount, cancellation or similar event affecting, in whole or in part, the Nominal Amount of any Receivable, which is made or occurs following Insolvency Proceedings in respect of the relevant Debtor;
“Dilution Horizon Ratio” means the Nominal Amount of Purchased Receivables originated over the preceding 1 month divided by the current months’ Net Receivables Balance;
“Dilution Ratio” means the amount of non-cash adjustments which includes returns, adjustments (including as a result of disputes), (excluding any adjustments to correct manual errors on invoices that do not reduce the principal amount thereof), (discounts or retropricing) excluding Contractual Dilutions divided by all Eligible Receivables originated by the Originators in the previous month;
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“Dilution Spike” means the highest two month rolling average Dilution Ratio (expressed as a percentage) over the immediately preceding 12 months;
“Directors” means the Shareholder’s Director and the Main SPV’s Director;
“Disputed Receivable” means any Purchased Receivable in respect of which payment is disputed (in whole or in part, with or without justification) by the Debtor owing such Receivable, whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;
“DKK” means the lawful currency of Denmark;
“Domestic Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by the Performance Indemnity Provider or any of its Domestic Subsidiaries whereby the Performance Indemnity Provider or any of its Domestic Subsidiaries sells, conveys or otherwise transfers any Receivables Facility Assets of the Performance Indemnity Provider and its Domestic Subsidiaries to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the United States;
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States;
“Drawdown Date” means the date of the relevant Advance being made available by the Lender to the Main SPV;
“Drawdown Request” means a request for an Advance under the Facility substantially in the form of Schedule 1 of the Nieuw Amsterdam Receivables Financing Agreement;
“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek);
“Dutch Originators” means the Originators that are located in The Netherlands as set out in Schedule 1;
“Dutch Receivables” means the Receivables originated by a Dutch Originator and governed by Dutch law;
“Dynamic Dilution Reserve” means an amount (expressed as a percentage) that is calculated as follows:
[(SF x ED) + ((DS - ED) x DS/ED)] x DHR
Where:
(a)“SF” means Stress Factor;
(b)“ED” means Expected Dilution;
(c)“DS” means Dilution Spike;
(d)“DHR” means Dilution Horizon Ratio;
“Dynamic Loss Reserve” means an amount (expressed as a percentage) that is calculated as the product of:
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(a)the Stress Factor;
(b)the Loss Ratio; and
(c)the Loss Horizon Ratio;
“Earnout Obligations” means those payment obligations of the Performance Indemnity Provider and its Subsidiaries to former owners of businesses which were acquired by the Performance Indemnity Provider or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet prepared in accordance with GAAP applied in a manner consistent with past practices;
“EBA Guidelines on STS Criteria” means the guidelines of the European Banking Authority on the simple, transparent and standardised (STS) criteria for asset backed commercial paper securitisations published on 12 December 2018 (EBA/GL/2018/08), as may be amended from time to time;
“Eligibility Criteria” means Receivables that satisfy each of the following criteria are Eligible Receivables:
(a)A Receivable that has been originated by the Seller in the ordinary course of its business.
(b)In the case of a Receivable which does not arise from a Key Account Contract, a Receivable which is governed by the laws of the jurisdiction of the Seller.
(c)In the case of a Receivable arising from a Key Account Contract, a Receivable that is governed by the laws of either Belgium, England, France, Italy, Portugal, Spain, Germany, Sweden, the Netherlands, Denmark, Norway, the State of California and the State of Michigan.
(d)A Receivable with respect to which the applicable Originator has performed all obligations required to be performed by it thereunder or under any related Contract, including shipment of the merchandise and/or the performance of the services purchased thereunder.
(e)A Receivable that is denominated in EUR, NOK, SEK, DKK or GBP.
(f)A Receivable where payment is due no later than 364 days after the relevant invoice date.
(g)A Receivable that is not a Delinquent Receivable or a Defaulted Receivable.
(h)A Receivable where the terms thereof (including payment terms) has not been altered, adjusted or extended in a manner that would materially adversely affect the transferability or collectability of such Receivable or the ability of a Transaction Party to comply with the terms of the Transaction Documents.
(i)A Receivable which has been underwritten in all material respects in accordance with the relevant Originator's Credit and Collection Policy and complies in all material respects with applicable laws.
(j)A Receivable which is freely assignable by the relevant Originator without the need to give notice to, or obtain the consent of, the Debtor or any third party (or if such notice or consent is required, it has been obtained or given).
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(k)The relevant Originator is the legal and beneficial owner of the Receivable, has good and marketable title to it, and is entitled and empowered to sell the Receivable to the Buyer.
(l)A Receivable which together with its related Contract constitutes the legal, valid, binding and enforceable obligation of the Debtor, with full recourse to such Debtor, and is at the time of sale not subject to any litigation, dispute, counterclaim or other defence.
(m)A Receivable which together with its related Contract does not contravene any applicable law which would render such Receivable unenforceable or which would otherwise impair in any material respect the collectability of such Receivable.
(n)The Debtor of the Receivable is not a Delinquent Debtor.
(o)A Receivable which is free and clear of any charge, encumbrance or Adverse Claim, and has not (save in respect of ING Receivables) been previously sold or pledged to any other party.
(p)Where a Receivable as well as the Collections relating thereto and any Related Rights can be easily segregated and identified for ownership purposes on any given day.
(q)A Receivable that is identifiable by its Nominal Amount, Debtor name and address, and its term, the details of which are electronically stored in the computer systems of the relevant Originator and/or the Master Servicer at any given time.
(r)Where a Receivable and its Related Rights and Contracts are not subject to any current account arrangements.
(s)A Receivable that does not originate from the resale of products which were subject to an Adverse Claim or for which the original acquisition price has not been paid by the relevant Originator.
(t)A Receivable that does not originate from the resale of products which had been acquired by the relevant Originator subject to a reservation of title, unless the reservation of title has lapsed due to the payment of the original acquisition price or has otherwise lapsed.
(u)A Receivable evidenced by an invoice issued to the relevant Debtor which complies with the applicable VAT requirements, and which shows the amount and percentage of VAT applied, if any.
(v)A Receivable that does not carry any contractually agreed interest (other than late payment interest) and which is not subject to any withholding tax and in respect of which no stamp, registration or similar tax is required to be paid.
(w)A Receivable that does not arise under a contract which by its terms restricts or prevents the receipt and/or disclosure of the Receivable and any other Debtor related information as may be required in connection with the sale of such Receivable under the terms of any of the Transaction Documents or for the purposes of enforcement.
(x)A Receivable that does not arise under a contract which is subject to consumer protection or public procurement laws and regulations.
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(y)A Receivable that is not subject to any currency convertibility or currency transfer limitation.
(z)A Receivable that does not arise under a contract that constitutes a hire, leasing, hire purchase or contract hire transaction.
(aa)In respect of French Receivables, that it does not arise from a sub-contract (contrat de sous-traitance) under which the relevant debtor may prevail itself of a direct claim right (action directe) provided for under French law no. 75-1334 dated 31 December 1975 (as amended by laws no. 81-1 dated 2 January 1981 and no. 84.46 dated 24 January 1984).
(bb)In respect of the Receivable, the location of the Debtor and its address for invoicing purposes (if different) are clearly identified in the books and records of the relevant Originator.
(cc)A Receivable that is not an Excluded Receivable.
(dd)An Italian Receivable is an Italian law governed monetary claims owned by the relevant Italian Originator originated by it in the course of its business activity and assignable to the Italian Intermediary pursuant to the law with Debtors made pursuant to the relevant Receivables Offers and the Receivables Acceptances under law No. 52 of 21st February 1991.
(ee)A Receivable that is not affected by (i) the rights of the holder of billets à ordre, lettres de change or similar types of negotiable instruments issued in relation to such receivable or (ii) any retention of title (réserve de propriété) or retention right (droit de retention) for the benefit of a third party.
(ff)Where the Debtor of the Receivable is externally rated, such Debtor has a long-term debt rating of at least BB- by S&P or Ba3 by Moodys.
“Eligible Assignee” means, with respect to the Lender, any Person (i) that is the Funding Administrator, the Main SPV, a Programme Support Provider or any affiliate of such Person that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, (ii) that is managed or sponsored by a Person described in clause (i) above and that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s or (iii) any other Person that has been approved by the Funding Administrator for the Lender and consented to by the Funding Administrator (such consent not to be unreasonably withheld) and, so long as no Termination Event has occurred and is continuing, consented by the Master Servicer (such consent not to be unreasonably withheld or delayed);
“Eligible Receivable” means a Receivable that meets the relevant Eligibility Criteria on the relevant determination date;
“English Collection Account Pledge Agreement” means, if executed, the security over operating account agreement between Greif CC as company in favour of the Main SPV as secured party granting security the English Master Collection Account by way of assignment;
“English Master Collection Account” means the master collection account held by Greif CC as set out in Schedule 1 to the Servicing Agreement and any other master collection account that the Master Servicer may open from time to time with an account bank (subject to the prior written approval of the Facility Agent);
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants,
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options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;
“EU Risk Retention Rules” means Article 6(1) of the Securitisation Regulation as it is amended, supplemented, interpreted and/or applied from time to time;
“EUR”, “euro” or “€” means the currency introduced at the commencement of the third stage of the European Economic and Monetary Union on 1 January 1999 pursuant to the Treaty establishing the European Communities as amended by the Treaty on European Union;
“EURIBOR” means:
(a)the applicable Screen Rate; or
(b)if no such Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to prime banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant calculation date for the offering of deposits in EUR for one month, and, if any such rate is below zero, EURIBOR will be deemed to be zero;
“Eurocurrency Rate” means, for any Tranche Period, for a Tranche denominated in (a) EUR, EURIBOR, (b) GBP, LIBOR, (c) SEK, STIBOR, (d) DKK, CIBOR, and (e) NOK, NIBOR provided that the application of any such rate shall be deemed suspended where any such currency has been designated a Suspended Currency;
“Eurocurrency Rate Replacement Event” means, in relation to a Eurocurrency Rate:
(a)the methodology, formula or other means of determining such Eurocurrency Rate has, in the opinion of the Facility Agent materially changed;
(A)
(1)the administrator of such Eurocurrency Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of such Eurocurrency Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide such Eurocurrency Rate;
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(B)the administrator of such Eurocurrency Rate publicly announces that it has ceased or will cease, to provide such Eurocurrency Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide such Eurocurrency Rate;
(C)the supervisor of the administrator of such Eurocurrency Rate publicly announces that such Eurocurrency Rate has been or will be permanently or indefinitely discontinued; or
(D)the administrator of such Eurocurrency Rate or its supervisor announces that such Eurocurrency Rate may no longer be used; or
(b)the administrator of such Eurocurrency Rate determines that such Eurocurrency Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(A)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Facility Agent) temporary; or
(B)such Eurocurrency Rate is calculated in accordance with any such policy or arrangement for a period no less than one week; or
(c)in the opinion of the Facility Agent, such Eurocurrency Rate is otherwise no longer appropriate for the purposes of calculating interest under the Master Definitions Agreement.
If a Eurocurrency Rate Replacement Event has occurred, any amendment or waiver which relates to:
(d)providing for the use of a Replacement Benchmark in place of the applicable Eurocurrency Rate; and
(e)
(A)aligning any provision of any Transaction Document to the use of that Replacement Benchmark;
(B)enabling that Replacement Benchmark to be used for the calculation of interest under the Transaction Documents (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of the Transaction Documents);
(C)implementing market conventions applicable to that Replacement Benchmark;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated,
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nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (or, if at the time of determination the Replacement Benchmark) is a lower rate than the applicable Eurocurrency Rate, the Facility Agent and the Servicer.
“Eurocurrency Tranche” has the meaning set forth in the Nieuw Amsterdam Receivables Purchase Agreement.
“Excess Concentration Amounts” means at any time the sum of (without duplication):
(a)the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Debtor sold by any Originator exceeds the product of the Maximum Debtor Limit and the Nominal Amount of the Eligible Receivables; and
(b)the amount by which the aggregate outstanding amount of Eligible Receivables (calculated in euro) in respect of a Concentration Jurisdiction exceeds the product of the Maximum Jurisdiction Limit in respect of such Concentration Jurisdiction and the Nominal Amount of the Eligible Receivables; and
(c)the amount by which the aggregate outstanding amount of Eligible Receivables with original terms greater than 180 days but less than or equal to 364 days (calculated in euro) exceeds 10 per cent. of the Nominal Amount of Eligible Receivables, and any one of them.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et m., and as hereafter amended;
“Excluded Debtor” means a Debtor identified on the computer systems of the relevant Originator and/or Master Servicer:
(a)that is an affiliate of the Greif Group;
(b)that is not acting in an establishment located in any of the following countries: Belgium, Denmark, England and Wales, Finland, France, Germany, Italy, The Netherlands, Norway, Portugal, Republic of Ireland, Spain, Sweden and Switzerland;
(c)that is an individual, sole trader or partnership with a natural person as a partner;
(d)that is a central or local public administration entity or a government entity (or a sub-division or affiliate of any of them);
(e)that is not an Impaired Debtor;
(f)that is located in a jurisdiction in respect of which the Facility Agent has not previously received a legal opinion confirming the validity of the envisaged transfer of Receivables to the Belgian Intermediary and Main SPV against a party located in such jurisdiction; or
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(g)that is an Italian Excluded Debtor, a Portuguese Excluded Debtor or a Spanish Excluded Debtor;
“Excluded Receivables” means a Receivable owed by an Excluded Debtor;
“Expected Dilution” means the 12 months rolling average Dilution Ratio (expressed as a percentage);
“Expiration Termination Event” means the occurrence and continuation of the event listed in paragraph (p) of the definition of Termination Event;
“Facility” means the facility made available under the Nieuw Amsterdam Receivables Financing Agreement as described in Clause 2 of the Nieuw Amsterdam Receivables Financing Agreement;
“Facility Agent” means Rabobank in its capacity as facility agent to the Lender under the Transaction Documents;
“Facility Limit” means EUR 100,000,000 for each Investment Date;
“Facility Maturity Date” means 23 April 2024 or such later date as may be agreed in writing between the Originator’s’ Agent, the Performance Indemnity Provider, the Lender and the Facility Agent.
“Fees” means any fees payable pursuant to the Funding Costs Fee Letter;
“Final Discharge Date” means the date falling after the Termination Date on which all Advances have been repaid and all programme costs and other fees, costs and expenses due under the Transaction Documents and the Funding Costs Fee Letter have been irrevocably paid in full without affecting any obligations or liabilities of a party existing at that time;
“Financial Indebtedness” means, as applied to any Person (without duplication), any indebtedness for or in respect of:
(a)all indebtedness of such Person for borrowed money;
(b)the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business);
(c)all Capitalized Lease Obligations;
(d)all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;
(e)notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Financial Indebtedness pursuant to clause (b) above);
(f)indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;
(g)the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the
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functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;
(h)the net obligations of such Person under Swap Contracts (valued as set forth in the last paragraph of this definition);
(i)Earnout Obligations;
(j)Attributable Debt of such Person; and
(k)all Guarantee Obligations of such Person with respect to outstanding primary obligations that constitute Financial Indebtedness of the types specified in clauses (a) through (j) above of Persons other than such Person.
For all purposes hereof, the Financial Indebtedness of any Person shall include the Financial Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless in any case such Financial Indebtedness is expressly made non-recourse to such Person, whether in such Person’s Organizational Documents, in the documents relating to such Financial Indebtedness, by operation of law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Floor Reserve Percentage” means the sum of (a) Loss Reserve Floor; and (b) the product (expressed as a percentage) of: (i) Expected Dilution multiplied by (ii) the Dilution Horizon Ratio;
“FMSA” means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) as amended from time to time, including any regulations issued pursuant thereto;
“Foreign Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by any Foreign Subsidiary of Greif Inc. whereby such Foreign Subsidiary of Greif Inc. sells, conveys or otherwise transfers any Receivables Facility Assets of such Foreign Subsidiary to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the jurisdiction of organization of such Foreign Subsidiary;
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“French Originators” means the Originators that are located in France as set out in Schedule 1,
“French Receivables” means the Receivables originated by a French Originator and governed by French law;
“Funding Administrator” means Rabobank, in its capacity as funding administrator to the Lender under the Transaction Documents;
“Funding Base” means the Net Receivables Balance multiplied by (100% minus the Reserve Percentage);
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“Funding Costs Fee Letter” means the then current funding costs fee letter among the Main SPV, the Performance Indemnity Provider, Greif CC, the Facility Agent and the Lender (the first being dated on or about the Closing Date) including any supplements thereto from time to time;
“Funding Date” has the meaning given to the term Investment Date in the Master Definitions Agreement
“FX Determination Date” means the date which falls one Business Day prior to the relevant Reporting Date or the Closing Date (as the case may be);
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied;
“GBP” means the lawful currency of Great Britain;
“German Originators” means the Originators that are located in Germany as set out in Schedule 1, and “German Originator” means any of them as the context may require;
“German Receivables” means the Receivables originated by a German Originator and governed by German law;
“Global Portfolio” means, on any given date, the outstanding nominal value of all Purchased Receivables excluding the Written-off Receivables;
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);
“Greif CC” means Greif Services Belgium BV a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp, Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium;
“Greif CC Receivables Purchase Agreement” means the receivables purchase agreement so entitled and originally dated the Closing Date between Greif CC as seller and the Main SPV as buyer;
“Greif Group” means collectively, the Greif Transaction Parties and their affiliates;
“Greif Lender” means each lender under the amended and restated credit agreement between, inter alia, Greif Inc originally dated 11 February 2019 (including, for the avoidance of any doubt, as such agreement may be amended from time to time) (the “Credit Agreement”);
“Greif Transaction Parties” means Greif, Inc (as the Performance Indemnity Provider) and each entity which is a direct or indirect subsidiary of Greif, Inc. that is party to a Transaction Document including:
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(a)the Originators; and
(b)Greif CC in its capacity as Subordinated Lender, Master Servicer, Belgian Intermediary and Originator’s Agent; and
and “Greif Transaction Party” means any of them as the context may require;
“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Financial Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof;
“Impaired Debtor” means a Debtor or guarantor of a Debtor (if any) which, to the best of the relevant Originator’s knowledge (with such terms being interpreted in accordance with Article 20(11) of the Securitisation Regulation and the EBA Guidelines on STS Criteria as of the 2023 Amendment Date):
(a)has been declared insolvent or has entered into insolvency proceedings;
(b)is subject to any voluntary arrangements with its creditors
(c)has had a court grant its creditors a final non-appealable right of enforcement or material damages as a result of a missed payment within three (3) years prior to the relevant origination date of any relevant Receivable or has undergone a debt-restructuring process with regard to his non-performing exposures within three (3) years prior to the relevant origination date of any relevant Receivable;
(d)at the time of origination, was on a public credit registry of persons with adverse credit history or, where there is no such public credit registry, another credit registry that is available to the relevant Originator;
(e)has a credit assessment or a credit score indicating that the risk of contractually agreed payments not being made is significantly higher than for comparable exposures held by the Originator which are not sold or transferred to the Main SPV pursuant to the Transaction Documents; and/or
(f)is an institution which the Originator and/or Master Servicer considers to be unlikely to pay its credit obligations without recourse by the institution to actions such as realising security;”
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“Indemnified Party” shall have the meaning given to it in the Nieuw Amsterdam Receivables Financing Agreement;
“Initial Conditions Precedent” means the conditions precedent listed in Schedule 4 Part 1 to the Master Definitions Agreement;
“Insolvency” of a Person means the occurrence of an Insolvency Proceeding in respect of such Person;
“Insolvency Law” means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganisation, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise);
“Insolvency Proceeding” means in connection with a Person, any proceeding that occurs where that Person:
(g)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(h)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(i)institutes a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or it presents a petition for its winding-up or liquidation;
(j)has instituted against it proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and such proceedings or petition is not dismissed by the relevant competent court within 30 days;
(k)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets;
(l)has a secured party take possession of all or substantially all of its assets or has a distress, diligence, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; or
(m)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above;
“Insolvency Regulation” means Regulation (EU) 2015/484 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings;
“Insolvency Termination Event” means the occurrence and continuation of the event specified in item (g) of the definition of Termination Event;
“Insolvent” means any person that is subject to Insolvency Proceedings;
“Instrument of Debt” means, in respect of any Purchased Receivable, any bill of exchange, cheque, promissory note and any other instrument of debt issued from time to time to effect payment of such Purchased Receivable;
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“Intermediaries” means the Belgian Intermediary and the Italian Intermediary, and
“Intermediary” means either of them, as the context may require;
“Intermediary Receivables Purchase Agreements” means the Italian Intermediary Receivables Purchase Agreement and the Greif CC Receivables Purchase Agreement and “Intermediary Purchase Agreement” means either of them as the context may require;
“Investment Date” means each RDR Funding Date and each SRD Funding Date, as applicable;
“Investment Request” means a Reporting Date Request.
“Italian Excluded Debtor” means as at 27 February 2020, each Debtor designated as an Italian Excluded Debtor in Schedule 8 of the Master Definitions Agreement and, with effect from each subsequent Settlement Date, each Debtor designated as an Italian Excluded Debtor in the Servicer Report provided by the Master Servicer on the Reporting Date immediately preceding the relevant Settlement Date;
“Italian Intermediary” means Rabobank International in its capacity as:
(a)purchaser under the Originator Receivables Purchase Agreement between itself and the Italian Originator; and
(b)seller under Italian Intermediary Receivables Purchase Agreement between itself and the Main SPV;
“Italian Intermediary Receivables Purchase Agreement” means the document so entitled dated on or about the Closing Date between the Italian Intermediary as seller and the Main SPV as buyer;
“Italian Originators” means the Originators that are located in Italy as set out in Schedule 1, and “Italian Originator” means any of them as the context may require;
“Italian Receivables” means the Receivables originated by an Italian Originator;
“Key Accounts” means the accounts as set out in Schedule 5 of the Master Definitions Agreement and “Key Account” means any of them as the context may require;
“Law” means any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body;
“Lender” means Nieuw Amsterdam in its capacity as lender under the Nieuw Amsterdam Receivables Financing Agreement
“Lender Assignee” means, with respect to any assignment by a Lender, any Person that:
(a)finances itself, directly or indirectly, through commercial paper, money market notes, promissory notes or other senior indebtedness;
(b)is managed or administered by the Funding Administrator with respect to the Lender or any affiliate of the Funding Administrator;
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(c)is designated by the Funding Administrator to accept an assignment from the Lender of such Lender’s rights and obligations pursuant to Clause 24 of the Nieuw Amsterdam Receivables Financing Agreement; and
(d)has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s;
“Lender Funding Document” means any and all funding documents entered into by the Lender in connection with its Commercial Paper programme, including, for the avoidance of doubt, the Liquidity Facility Agreement;
“Lender Group” means a group consisting of the Lender and the Funding Administrator;
“Lender Support Agreement” means any and all agreements entered into by a Lender Support Provider providing for:
(a)the issuance of one or more letters of credit for the account of the Lender;
(b)the issuance of one or more surety bonds for which the Lender is obligated to reimburse the applicable Lender Support Provider for any drawings thereunder;
(c)the sale by the Lender to any Lender Support Provider of the Investments funded by the Lender (or portions or participations therein);
(d)the making of loans (including liquidity loans) and/or other extensions of credit to the Lender; and/or
(e)any other analogous agreement or instrument as may be entered into from time to time by the Lender, in each case in connection with the Lender Purchaser’s Commercial Paper programme, together with any letter of credit, surety bond, swap or other instrument issued thereunder;
“Lender Support Provider” means with respect to the Lender, any person now or hereafter extending credit, or having a commitment to extend credit (including any liquidity facility) to or for the account of, or to make purchases from, the Lender or issuing a letter of credit, surety bond, swap or other instrument to support any obligations arising under or in connection with the Lender’s Commercial Paper programme;
“Letter of Undertaking” means the letter of undertaking among, inter alia, the Facility Agent, the Lender, the Shareholder, the Directors and dated the Closing Date;
“LIBOR”2 means:
(a)the applicable Screen Rate; or
(b)if no such Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to prime banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant calculation date for the offering of deposits in GBP for one month, and, if any such rate is below zero, LIBOR will be deemed to be zero;
2 Pursuant to the 2021 Amendment Agreement, funding in GBP has been suspended
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“Lien” means (a) any judgment lien or execution, attachment, levy, distraint or similar legal process; and (b) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any sale of receivables with recourse against the seller or any affiliate of the seller);
“Liquidation Fee” means for (a) any Tranche Period of the Lender which Yield is computed by reference to the CP Rate and a reduction of the Advances of the relevant Tranche is made for any reason or (b) any Tranche Period for which Yield is computed by reference to the Eurocurrency Rate and a reduction of the Advances of the relevant Tranche is made for any reason, in each case, on any day other than the last day of such Tranche Period, the sum of (i) the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Tranche Period or any Applicable Margin) which would have accrued during such Tranche Period (or, in the case of clause (a) above, during the period until the maturity of the underlying commercial paper tranches) on the reductions of the Advances of the Tranche relating to such Tranche Period had such reductions not occurred, exceeds (B) the income, if any, received by the Lender which holds such Tranche from the investment of the proceeds of such reductions of the Advances, plus (ii) the amount of any costs or expenses incurred in connection with the termination or reduction of any related Currency Hedge Agreements. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the Funding Administrator to the Main SPV and shall be conclusive and binding for all purposes, absent manifest error;
“Liquidity Drawn Rate” has the meaning given thereto in the applicable Funding Costs Fee Letter;
“Liquidity Facility Agreement” means the liquidity facility agreement dated 17 April 2020 among, inter alios¸ Rabobank International, London Branch and Nieuw Amsterdam in connection with the Programme;
“List of Collection Accounts” means at any date of determination, the list of accounts set forth in Schedule 1 (List of Collection Accounts) to the Servicing Agreement (as amended from time to time by agreement between Facility Agent and Master Servicer including as contemplated pursuant to the 2021 Amendment Agreement to reflect the closure of any Original Collection Account and/or the addition of any New Collection Account).
“Loss Horizon Ratio” means the aggregate Nominal Amount of all Purchased Receivables originated over the preceding 6 months divided by current month’s Net Receivables Balance;
“Loss Ratio” means the highest 3 month rolling average of the Default Ratio for the preceding twelve consecutive calendar months;
“Loss Reserve Floor” means, at any time, 10 per cent.;
“Main SPV” means Cooperage Receivables Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;
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“Main SPV Account Bank” means Rabobank, and any person appointed as Main SPV Account Bank under the Administration Agreement;
“Main SPV Accounts” means the Main SPV Operating Account and any other bank account that the Main SPV may open from time to time with the Main SPV Account Bank (subject to the prior written approval of the Facility Agent);
“Main SPV Administrator” means Rabobank, and any person appointed as administrator under the Administration Agreement;
“Main SPV Available Funds” means on any Investment Date all moneys standing to the credit of the Main SPV Operating Account on that Investment Date and any other amounts to which the Main SPV is entitled under the Transaction Documents (including Collections credited to any Master Collection Account) including any amounts in respect of which it has been agreed in the Transaction Documents that these amounts can be discharged (subject to the applicable Priority of Payments) by way of set-off on the relevant Investment Date;
“Main SPV Enforcement Event” means any default (verzuim) in the proper performance of the Secured Obligations or any part thereof and provided notice has been given in accordance with Clause 16 (Notice) of the Common Terms;
“Main SPV Management Agreement” means the agreement originally dated the Closing Date among the Main SPV, the Facility Agent and the Main SPV’s Director and as amended on 2023 Amendment Date;
“Main SPV Operating Account” means the bank account held with the Main SPV Account Bank, or such other account(s) as may be so designated in accordance with the provisions of the Administration Agreement;
“Main SPV Security Documents” means the Rights Pledge Agreement (and any deed of pledge entered into thereunder from time to time) and the Collection Account Pledge Agreements;
“Main SPV’s Director” means Trust International Management (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;
“Main SPV Tax Obligations” means any liability of the Main SPV with regard to Tax in an amount not exceeding EUR 100,000 or such higher amount as may be agreed between Main SPV and the Facility Agent and as notified to the Rating Agencies;
“Management Agreements” means the Letter of Undertaking, the Main SPV Management Agreement and the Shareholder Management Agreement;
“Master Collection Accounts” means the Original Master Collection Accounts and/or following the Collection Account Activation Date, the New Master Collection Accounts as the context requires;
“Master Definitions Agreement” means the master definitions agreement originally dated the Closing Date and as most recently amended on 2023 Amendment Date;
“Master Servicer” means Greif Services Belgium B.V., in its capacity as master servicer under the Servicing Agreement;
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“Master Servicer Event of Default” means in respect of the Master Servicer a default in its obligations under the Servicing Agreement;
“Material Adverse Effect” means:
(a)a material adverse effect on the legality, validity, enforceability or termination of any of the Transaction Documents; or
(b)a material adverse effect on the rights or remedies of Main SPV, Facility Agent or the Lender Group under any of the Transaction Documents to which they are a party; or
(c)in respect of a Greif Transaction Party, a material adverse effect on:
(i)the ability of such Greif Transaction Party to perform its obligations under any of the Transaction Documents to which it is party; or
(d)in respect of the Purchased Receivables, a material adverse effect on:
(i)the interests of the Main SPV or the Lender or the Funding Administrator in a material portion of the Purchased Receivables or the Related Rights or the Collections with respect thereto; or
(ii)the collectability of a material portion of the Purchased Receivables;
“Maximum Debtor Limit” means: in respect of a Debtor in respect of Purchased Receivables as at any date, the limit (as a percentage of the Unpaid Balance of all Eligible Receivables) set out in the column entitled Concentration Limit opposite the credit rating by S&P and Moody’s of that Debtor set out in the column entitled Debtor Short-Term Rating (whereby the lowest of the two ratings shall apply to that Debtor) and further provided that if the short-term rating set out in the column entitled Debtor Short-Term Rating is unavailable, the long-term rating set out in the column entitled “Debtor Long-Term Rating” shall apply:

Debtor Short-Term Rating	Debtor Long-Term Rating	Concentration Limit
A-1+/P-1	AA/Aa2 or Higher	10.0%
A-1/P-1	AA- to A+/ Aa3 to A1	10.0%
A-2/P-2	A to BBB+ / A2 to Baa1	5.0%
A-3/P-3	BBB to BBB- / Baa2 to Baa3	3.3%
No Short Term Rating	Non-Investment Grade or Unrated	2.0%
For any Purchased Receivables that are credit enhanced (e.g., Purchased Receivables that have the benefit of a letter of credit or credit insurance for the Unpaid Balance of such Purchased Receivable and that has been validly assigned to and directly benefit the Main SPV), the party providing such credit enhancement will be treated as the Debtor in respect of those Purchased Receivables for the purpose of determining the
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concentration limits that apply to such Debtor (and such Purchased Receivables) in accordance with the table above;
“Maximum Amount Outstandings” means on any day the lower of (A) the Facility Limit and (B) the Funding Base on such day calculated in the Base Currency;
“Maximum Jurisdiction Limit” means, in respect of each Concentration Jurisdiction, the limit (as a percentage of the Unpaid Balance of all Eligible Receivables) set out in the column entitled Maximum Jurisdiction Limit opposite the name of the relevant Concentration Jurisdiction:

Countries	Maximum Jurisdiction Limit
France / Italy / Netherlands / England and Wales	40.0%
Belgium / Spain / Germany / Sweden	20.0%
Switzerland / Portugal / Denmark / Finland/Norway	10.0%
Ireland	3.3%
Iceland	2.0%
Aggregate of non-investment grade countries	25.0%
“Minimum Retained Amount” has the meaning given thereto in Clause 16.2 of the Nieuw Amsterdam Receivables Financing Agreement;
“Moody’s” means Moody’s Investor Service Inc;
“Net Receivables Balance” means the Unpaid Balance of all Eligible Receivables less:
(i)Excess Concentration Amounts and
(ii)Rebate Reductions.
“New Collection Account” means, in relation to each Originator, each account (if any) designated as such and having the details set out in the List of Collection Accounts and any other collection account that an Originator may open from time to time with an account bank (subject to the prior written approval of the Facility Agent) and, in relation to the Master Servicer, each New Master Collection Account and such accounts collectively the “New Collection Accounts”.
“New Master Collection Account” means initially the master collection account (if any) held by Greif CC having the details set out in the List of Collection Accounts and/or thereafter any other new master collection account that the Master Servicer may open from time to time with an account bank (subject to the prior written approval of the Facility Agent).
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“New Master Collection Account Pledge Agreement” means the bank account pledge agreement dated 8 February 2022 between Greif CC as pledgor and the Main SPV as pledgee and creating, inter alia, a right of pledge of over the New Master Collection Account.
“NIBOR” means:
(a)the applicable Screen Rate; or
(b)(if no Screen Rate is available for NOK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in NOK for one month, and, if any such rate is below zero, NIBOR will be deemed to be zero;
“Nieuw Amsterdam” means Nieuw Amsterdam Receivables Corporation B.V., a private company with limited liability, (besloten vennootschap met berperkte aansprakelijkheid) having its corporate seat in Amsterdam, the Netherlands, and having its registered office at Basisweg 10, 1043 AP Amsterdam, The Netherlands;
“Nieuw Amsterdam Receivables Financing Agreement” means the Nieuw Amsterdam receivables financing agreement dated 21 June 2019 among the Main SPV, the Funding Administrator, the Facility Agent and the Lender;
“NOK” means the lawful currency of Norway;
“Nominal Amount” means, with respect to any Purchased Receivable, the principal amount of such Purchased Receivable as reflected in the books and records of the relevant Originator (including the VAT portion (if any) in relation thereto);
“Notice Details” means the notice details set out in Clause 16 of the Common Terms;
“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles;
“Ongoing Conditions Precedent” means the ongoing conditions precedent listed in Schedule 4 Part 2 to the Master Definitions Agreement;
“Onward Sale Agreement” means the Intermediary Receivables Purchase Agreements and “Onward Sale Agreement” means any of them as the context may require;
“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease;
“Operational Expenses” means the operational costs and expenses incurred by (or on behalf of) the Main SPV (together with any applicable VAT thereon) that are due and payable to:
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(a)the independent accountants, agents and counsel of the Main SPV;
(b)the Directors;
(c)if the Master Servicer is not a Greif Transaction Party, any applicable Servicing Fees;
(d)if a Backup Servicer has been appointed, the fees and expenses of such Backup Servicer;
(e)any person in respect of any governmental fee or charge; and
(f)any person in respect of any other fees or expenses pursuant to or in connection with the Transaction Documents;
“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests;
“Original Collection Account” means, in relation to each Originator, each account designated as such and set out in the List of Collection Accounts and, in relation to the Master Servicer, each Original Master Collection Account and such accounts collectively the “Original Collection Accounts”; provided that, following the Redirection Completion Date for any Original Collection Account it shall cease to be an Original Collection Account for purposes of the Transaction Documents.
“Original Master Collection Account” means each account designated as such and having the details set out in the List of Collection Accounts.
“Original Master Collection Account Pledge Agreement” means the bank account pledge agreement dated the Closing Date between Greif CC as pledgor and the Main SPV as pledgee and creating, inter alia, a right of pledge over the Original Master Collection Account.
“Originator’s Agent” means Greif CC in its capacity as agent to the Originators;
“Originators” means the parties set out in Schedule 1 Part 1 to the Master Definitions Agreement;
“Originator Receivables Purchase Agreement” means each originator receivables purchase agreement originally dated the Closing Date (as amended and/or amended and restated from time to time) between:
(a)an Originator (other than the Italian Originator) and the Belgian Intermediary; and
(b)the Italian Originator and the Italian Intermediary;
“Originator Termination Event” means the occurrence and continuation of any of following events in relation to an Originator: Termination Events listed under (a), (b) and (c).
“Outstandings” means, at any time, the equivalents (as calculated by the Funding Administrator) in euro of the aggregate of all Advances and any other sum due but unpaid under the Master Definitions Agreement (including accrued interest);
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“Parallel Debt” has the meaning given to it in Clause 2 of the Rights Pledge Agreement;
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;
“Participant” has the meaning given to it in Clause 24.6 of the Nieuw Amsterdam Receivables Financing Agreement;
“Parties” or “parties” means the parties to the relevant Transaction Document, and each individually a “Party” or a “party”;
“Performance and Indemnity Agreement” means the performance and indemnity agreement originally dated on the Closing Date (as amended and/or amended and restated from time to time) between among others the Performance Indemnity Provider, the Main SPV, the Italian Intermediary and the Facility Agent;
“Performance Indemnity Provider” means Greif, Inc. it its capacity as performance indemnity provider under the Performance and Indemnity Agreement;
“Permitted Accounts Receivable Securitization” means (a) any Domestic Receivables Securitization and (b) any Foreign Receivables Securitization, in each case, together with any amendments, restatements or other modifications or refinancings permitted by the Master Definitions Agreement;
“Permitted Investors” means (a) All Life Foundation, Dempsey Family Trust, Michael H. Dempsey Trust, Shannon J. Dempsey, Naomi C. Dempsey Charitable Lead Annuity Trust, Nob Hill Trust, Henry Coyle Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (b) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (a) and any adopted children and blood relative thereof; (c) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (a) or (b); (d) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (a) or (b) or any other Persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity; and (e) any employee or retiree benefit plan sponsored by Greif, Inc.;
“Person” shall be construed as a reference to any person, firm, company, corporation, Governmental Entity, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two (2) or more of the foregoing;
“Pledged Account Claims” means all claims which the Main SPV has or may have at any time against the Main SPV Account Bank in relation to monies at any time owed by the Main SPV Account Bank to the Main SPV in relation to the pledged accounts or in relation to any monies at any time deposited therein or credited thereto, or otherwise owed by the Main SPV Account Bank to the Main SPV in respect thereof.
“Pledged Assets” means the TD Pledged Rights, the Receivables Pledged Rights and the Pledged Account Claims;
“PMP” means professional market party (professionele marktpartij);
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“Portfolio” has the meaning given to it in Clause 4.1 of the Nieuw Amsterdam Receivables Financing Agreement.
“Portuguese Excluded Debtor” means as at 27 February 2020, each Debtor designated as a Portuguese Excluded Debtor in Schedule 8 of the Master Definitions Agreement and, with effect from each subsequent Settlement Date, each Debtor designated as a Portuguese Excluded Debtor in the Servicer Report provided by the Master Servicer on the Reporting Date immediately preceding the relevant Settlement Date;
“Portuguese Originators” means the Originators that are located in Portugal as set out in Schedule 1, and “Portuguese Originator” means any of them as the context may require;
“Portuguese Receivables” means the Receivables originated by a Portuguese Originator governed by Portuguese law;
“Post-termination Priority of Payments” means the order of priority described in the sub-section above entitled “Post Termination Priority of Payments” in the section headed “Overview of Cashflows”;
“Potential Originator Termination Event” means the event or circumstance or any combination of events or circumstances, which, with the lapse of time, the giving of notice or fulfilment or non-fulfilment of any condition, will result in a Originator Termination Event;
“Potential Termination Event” means the event or circumstance or any combination of events or circumstances, which, with the lapse of time, the giving of notice or fulfilment or non-fulfilment of any condition, will result in a Termination Event (other than an Expiration Termination Event);
“Pre-termination Priority of Payments” means the order of priority described in the sub-section above entitled “Pre-termination Priority of Payments” in the section headed “Overview of Cashflows”;
“Principal Obligations” means any and all payment obligations of the Main SPV owed to the Secured Creditors under or pursuant to the Transaction Documents (other than the Parallel Debt), whether present or future, whether actual or contingent, and whether for principal, interest or costs;
“Priority of Payments” means the Pre-termination Priority of Payments or the Post- termination Priority of Payments, as applicable;
“Programme Support Provider” means, with respect to the Lender and any other Lender Support Provider pursuant to a Lender Support Agreement entered into with the Lender;
“Programme” means the trade receivables securitisation programme contemplated by the Transaction Documents;
“Purchase Date” means:
(a)in respect of the French Receivables, the Closing Date and each Investment Date during the Revolving Period provided that the seller of the relevant French Receivables own such French Receivables on each such date; and
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(b)in respect of all other Receivables, the Closing Date and each Business Day during the Revolving Period on which the seller of the relevant Receivables owns the relevant Receivables;
“Purchase Price” means, in respect of a Purchased Receivable, the Purchase Price as set out in the relevant Receivables Purchase Agreement;
“Purchased Receivables” means, on any given date, all Receivables assigned, sold transferred or purported to be assigned, sold or transferred to the buyer under the relevant Receivables Purchase Agreement (regardless of whether they are partly or fully unpaid on each such date);
“Rabobank” means Coöperatieve Rabobank U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Croeselaan 18, 3521 CB Utrecht, The Netherlands;
“Rabobank International” means Coöperatieve Rabobank U.A. trading as Rabobank;
“Rabobank International, London Branch” means Coöperatieve Rabobank U.A trading as Rabobank London;
“Rate Types” means Eurocurrency Rate and the CP Rate;
“Rating Agencies” means on any date the rating agencies then rating Commercial Paper at the request of the Lender;
“RDR Funding Date” means the 3rd Business Day after each Reporting Date.
“Rebate Reductions” means in respect of a Receivable and its related Debtor, the amount accrued of any rebates provided by the relevant Originator in respect of Contractual Dilutions as recorded in its books and records;
“Receivable” means any and all indebtedness and payment claims (including the VAT portion) of an Originator against a Debtor (other than an Excluded Debtor) for which an invoice has been issued under the underlying Contract, including, without limitation any account, instrument or general intangible, arising in connection with, or constituting consideration for, the sale of goods or rendering of services by that Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto including in respect of Tax and any of an Originator’s claims (and any rights to determine the legal relationship, including termination rights) arising under the Contract and includes, unless otherwise specified, any Related Rights and includes, where the context so requires any Purchased Receivables;
“Receivables Facility Assets” shall mean all Receivables (whether now existing or arising in the future) of Greif Inc. or any of its Subsidiaries which are transferred pursuant to a Permitted Accounts Receivable Securitization, and any assets related thereto, including without limitation (a) all collateral given by the respective account debtor or on its behalf (but not by Greif Inc. or any of its Subsidiaries) securing such Receivables, (b) all contracts and all guarantees (but not by Greif Inc. or any of its Subsidiaries) or other obligations directly related to such Receivables, (c) other related assets including those set forth in the Receivables Documents, and (d) proceeds of all of the foregoing;
“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with any Receivables Documents, the aggregate net outstanding amount
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theretofore paid to the applicable seller of Receivables in respect of the Receivables and related assets sold or transferred by it to an unaffiliated Person or Receivables Subsidiary (as defined in the Credit Agreement) in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Financial Indebtedness which would be outstanding at such time under any Receivables Documents (as defined in the Credit Agreement) if the same were structured as a secured lending agreement rather than a purchase agreement);
“Receivables Purchase Agreements” means:
(a)the Originator Receivables Purchase Agreements; and
(b)the Intermediary Receivables Purchase Agreements;
and “Receivable Purchase Agreement” means any of them as the context may require;
“Receivables Report” means the receivables report (the form and content of which is to be agreed between the Master Servicer and the Facility Agent) to be provided by the Master Servicer to the Facility Agent in accordance with Clause 9 of the Servicing Agreement;
“Receivables Pledged Rights” means any and all present and future rights (vorderingen) of the Main SPV (including but not limited to rights to repayment of principal, payment of interest and payment of other amounts as well as rights to non-monetary payment) under or in respect of the Purchased Receivables;
“Records” means, in respect of any Purchased Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, tapes, discs, punch cards and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) by the relevant Originator (or Greif CC) with respect to such Receivable and the related Debtor;
“Redirection Completion Date” has the meaning given to such term in Clause 5.15 of the Servicing Agreement.
“Reference Banks” means four major banks in the Relevant Interbank Market as may be appointed by the Funding Administrator;
“Related Rights” means, with respect to any Receivable:
(a)all security interests, reservations of ownership, liens or other Adverse Claims from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and agreements describing any collateral security securing such Receivables;
(b)all other accessory or ancillary rights as well as any other rights of the Originators to such Receivable;
(c)all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise (provided that it is understood and agreed that notwithstanding anything herein or in any other Transaction Document to the contrary, any amounts received by any Transaction Party in respect of, or otherwise in
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connection with, such guarantee, insurance or other agreement or arrangement shall constitute Related Rights for all purposes of the Transaction Documents);
(d)all Instruments of Debt in respect of such Receivable;
(e)all Records related to such Receivable; and
(f)any and all goods and documentation or title evidencing the shipment or storage of any goods, the sale of which by the Originator gave rise to such Receivable, in each case, including all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs) such Receivable, or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Relevant Interbank Market” means in relation to (i) euro, the Eurozone interbank market, (ii) GBP, the London interbank market, (iii) DKK, the Copenhagen interbank market, (iv) NOK, the Oslo interbank market and (v) SEK, the Stockholm interbank market;
“Replacement Benchmark” means a benchmark rate which is:
(a)formally designated, nominated or recommended as the replacement for any Eurocurrency Rate by:
(i)the administrator of such Eurocurrency Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by such Eurocurrency Rate); or
(ii)any Relevant Nominating Body,
(iii)and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under paragraph (b) below;
(b)in the opinion of the Facility Agent (or, if at the time of determination such benchmark rate is a lower rate than the applicable Eurocurrency Rate, the Facility Agent) and the Master Servicer generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to any Eurocurrency Rate; or
(c)in the opinion of the Facility Agent (or, if at the time of determination such benchmark rate is a lower rate than the applicable Eurocurrency Rate, the Facility Agent) and the Master Servicer, an appropriate successor to any Eurocurrency Rate.
“Report” means the report in a form acceptable to the Main SPV, the Funding Administrator and the Facility Agent delivered by the Master Servicer pursuant to the Servicing Agreement;
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“Reporting Date” means, in respect of a Data Period, the 20th day of each calendar month or, if such day is not a Business Day the immediately following Business Day unless it would thereby fall in the next calendar month in which case such day or date shall be brought forward to the immediately preceding Business Day;
“Reporting Date Request” has the meaning given to it in Clause 5.1 of the Nieuw Amsterdam Receivables Financing Agreement;
“Reporting Entity” means Coöperatieve Rabobank U.A.;
“Repossessable Goods” means any goods the delivery of which gave rise to a Receivable, where such goods are subject to retention of rights or similar rights under applicable law;
“Requirement of Law” in respect of any Person shall mean any law, treaty, rule, requirement or regulation;
(a)a notice by or an order of any court having jurisdiction;
(b)a mandatory requirement of any regulatory authority having jurisdiction; or
(c)a determination of an arbitrator or Official Body,
in each case applicable to or binding upon that Person or to which that Person is subject or with which it is customary for it to comply;
“Reserve Percentage” means an amount (expressed as a percentage) that is calculated as the sum of (A) and (B) where:
(A)    is the greater of:
(i)the sum of (x) the Dynamic Loss Reserve and (y) the Dynamic Dilution Reserve; and
(ii)the Floor Reserve Percentage; and
(B)    is the Yield Reserve.
“Restricted Party” means a person, or a person owned or controlled (directly or indirectly) by a person that is:
(a)listed on any Sanctions List or is otherwise a subject of Sanctions;
(b)located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions or whose government is the subject of country or territory wide Sanctions (including, without limitation, at the date of the Master Definitions Agreement, Crimea, Cuba, Donetsk, Luhansk, Iran, Sudan, Syria or North Korea); or
(c)acting on behalf of any of the persons listed under paragraphs (a) or (b) above.
“Restructuring Conditions Precedent” means the conditions precedent listed in Schedule 4 Part 4 to the Master Definitions Agreement;
“Retained Interest” has the meaning given thereto in Clause 16.2 of the Nieuw Amsterdam Receivables Funding Agreement;
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“Risk Retention Holder” has the meaning given thereto in Clause 16.2 of the Nieuw Amsterdam Receivables Funding Agreement;
“Reuters Screen” means a page of the Reuters service or of any other medium for the electronic display of data as may be previously approved in writing by the Funding Administrator and Main SPV;
“Revolving Period” means the period commencing on the Closing Date and ending on the earlier of (a) the occurrence and continuation of a Termination Event, or (b) the Facility Maturity Date;
“Rights Pledge Agreement” means the pledge agreement dated 21 June 2019 between the Main SPV and the Facility Agent and creating, inter alia, a first ranking right of pledge over its rights under the Transaction Documents and against the Main SPV Account Bank (in relation to monies owed to Main SPV in relation to the Main SPV Accounts) and the Purchased Receivables;
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC Business;
“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter within 180 days lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property, but excluding the sale of an asset and the subsequent lease of such asset for a term of less than one year; provided that such transaction is not for the purpose of financing such asset;
“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority.
“Sanctions Authority” means:
(a)the Security Council of the United Nations;
(b)the United States of America;
(c)the European Union (including all of its member states, including the Netherlands);
(d)the United Kingdom;
(e)any country in which a member of the Greif Group is incorporated or in, from or to which it conducts its business; and
(f)the governments and official institutions or agencies of any of paragraphs (a) through (e) above, including Office of Foreign Assets Control of the United States Department of Treasury, the Council of the European Union, the United States Department of State and Her Majesty’s Treasury.
“Sanctions List” means any list of specifically designated persons, entities (or equivalent) or countries maintained by, or public announcement of Sanctions designation made by a Sanctions Authority, each as amended, supplemented or substituted from time to time.
“Screen Rate” means:
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(a)in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for one month deposits in EUR;
(b)in relation to CIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in DKK3;
(c)in relation to NIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in NOK;
(d)in relation to STIBOR, the percentage rate per annum published by the information system Reuters on the appropriate page (or any replacement page on that service) for one month deposits in SEK; and
(e)in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for one month deposits in GBP4, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Funding Administrator may specify another page or service displaying the appropriate rate;
“SEC” means the United States Securities and Exchange Commission, or any authority of the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to the government of the United States, succeeding to any of the United States Securities and Exchange Commission’s principal functions;
“Secured Creditors” means the Lender, the Facility Agent (as principal), the Master Servicer, the Backup Servicer, the Main SPV Account Bank, the Main SPV Administrator, the Directors, the Subordinated Lender and the Funding Administrator;
“Secured Obligations” means any and all payment obligations of the Main SPV owed to the Facility Agent under or pursuant to the Parallel Debt as well as under any of the Security Agreements;
“Secured Property” means all the property of the Main SPV which is subject to the Security;
“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation;
“Security” means the security interests created over the assets, rights or receivables of the Main SPV pursuant to the Security Agreements;
“Security Agreements” means:
(a)the Rights Pledge Agreement; and
(b)the Collection Account Pledge Agreements;
3 Pursuant to the 2023 Amendment Agreement, funding in DKK has been suspended
4 Pursuant to the 2021 Amendment Agreement, funding in GBP has been suspended
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“SEK” means the lawful currency of Sweden;
“Servicer Report” has the meaning set out in Clause 9 of Servicing Agreement;
Servicing Agreement means the servicing agreement originally dated the Closing Date between the Master Servicer, the Main SPV, the Main SPV Administrator, the Facility Agent and others and as most recently amended on 2023 Amendment Date;
“Servicing Fees” has the meaning given to it in Clause 4 of the Servicing Agreement;
“Settlement Date” or “S” means (i) during the Revolving Period, each Investment Date and (ii) following the Revolving Period, each 20th day of the month or, if such day is not a Business Day the immediately following Business Day unless it would thereby fall in the next calendar month in which case such day or date shall be brought forward to the immediately preceding Business Day or, in the event of the occurrence and continuation of a Termination Event, such additional or more frequent settlement dates as the Lender and/or the Facility Agent may require, as notified by any of them in writing to the Originators’ Agent;
“Shareholder” means Stichting Cooperage Receivables Finance, a foundation (stichting) established under the laws of The Netherlands and holding all of the outstanding share capital of the Main SPV;
“Share Capital Account” means the bank account in the name of the Main SPV in which the share capital of the Main SPV is deposited (from time to time);
“Shareholder Management Agreement” means the shareholder management agreement dated on or about the date of the Master Definitions Agreement between the Shareholder, the Shareholder’s Director, the Main SPV and the Facility Agent;
“Shareholder’s Director” means Trust International Management (T.I.M.) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands;
“Soterra LLC” means Soterra LLC, a Delaware limited liability company and a wholly- owned Subsidiary of the Performance Indemnity Provider;
“Spanish Excluded Debtor” means as at 27 February 2020, each Debtor designated as a Spanish Excluded Debtor in Schedule 8 of the Master Definitions Agreement and, with effect from each subsequent Settlement Date, each Debtor designated as a Spanish Excluded Debtor in the Servicer Report provided by the Master Servicer on the Reporting Date immediately preceding the relevant Settlement Date;
“Spanish Originators” means the Originators that are located in Spain as set out in Schedule 1, and “Spanish Originator” means any of them as the context may require;
“Spanish Receivables” means the Receivables originated by a Spanish Originator governed by Spanish law;
“SRD Funding Date” has the meaning ascribed in Clause 5.1 of the Nieuw Amsterdam Receivables Financing Agreement;
“Standard of Care” means the standard of care of a prudent merchant;
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“Statutory Reserves” means, with respect to the Lender any Investment made in any currency, any currency, maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Bank of England, the Financial Services Authority, the European Central Bank or other Official Body for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, in each case expressed as a percentage of the Advances in respect of such Investment, as determined by the Funding Administrator. The Statutory Reserve rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement;
“STIBOR” means:
(a)the applicable Screen Rate; or
(b)(if no Screen Rate is available for SEK) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Funding Administrator at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at 11:00 a.m. London time on the relevant date for offering deposits in SEK for one month, and, if any such rate is below zero, STIBOR will be deemed to be zero;
“Stress Factor” means 2.50;
“Subordinated Lender” means Greif CC in its capacity as subordinated lender under the Subordinated Loan Agreement;
“Subordinated Loan” means collectively, all the Subordinated Loan Advances made available by the Subordinated Lender to the Main SPV under the Subordinated Loan Agreement;
“Subordinated Loan Advance” has the meaning given to it in the Subordinated Loan Agreement;
“Subordinated Loan Agreement” means the subordinated loan agreement dated on or about the Closing Date (as amended and/or amended and restated from time to time) between the Subordinated Lender, the Main SPV, the Facility Agent and the Main SPV Administrator;
“Subordinated Loan Required Advance Amount” means in respect of an Investment Date the sum in each Approved Currency of (a) the positive difference between the Nominal Amount of all outstanding Purchased Receivables (including the Purchased Receivables that are to be purchased on such Investment Date) on such Investment Date in such Approved Currency, less the Investments on such Investment Date in the Approved Currency and (b) any other amounts due by the Main SPV under the Nieuw Amsterdam Receivables Financing Agreement in such Approved Currency;
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that in no event shall the term “Subsidiary” include any Person unless and until its financial results are required to
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be consolidated with Greif Inc.’s financial results under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Greif Inc.;
“Suspended Currency” means any Approved Currency in respect of which the Facility Agent, the Master Servicer and the Main SPV have agreed to suspend the Lender’s obligation to make Advances in such currency (which includes (i) from 27 July 2021, GBP and (ii) from the 2023 Amendment Date, DKK) unless and until the Facility Agent, the Master Servicer and the Main SPV subsequently agree to reinstate the Lender’s obligations to make Advances in such currency;
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender;
“Swedish Debt Collection Act” means the Swedish Debt Collection Act (Sw.inkassolagen (1974:192));
“Swedish Originators” means the Originators that are located in Sweden as set out in Schedule 1, and “Swedish Originator” means any of them as the context may require;
“Swedish Personal Data Act” means the Swedish Personal Data Act (Sw. Personuppgiftslagen (Sw. Personuppgiftslagen (1998:204));
“Swedish Receivables” means the Receivables originated by a Swedish Originator and governed by Swedish law;
“Tax” shall be construed so as to include any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature whatsoever (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by or on behalf of any relevant jurisdiction or any sub- division of it or by any authority in it having power to tax, and “Taxes”, “tax”, “taxes”, “taxation”, “taxable” and comparable expressions shall be construed accordingly;
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“TD Pledged Rights” means any and all present and future rights (vorderingen) of the Main SPV (including but not limited to rights to repayment of principal, payment of interest and payment of other amounts as well as rights to non-monetary payment) under or in respect of the Transaction Documents against each of the Transaction Documents Parties (other than the Main SPV and the Facility Agent);
“Termination Date” means, following the occurrence and continuation of a Termination Event (other than an Insolvency Termination Event) the date notified by the Funding Administrator to the Performance Indemnity Provider, Greif CC and Main SPV in writing, and upon the occurrence and continuation of an Insolvency Termination Event, the date on which the relevant Insolvency Termination Event occurred;
“Termination Event” means the occurrence of any of the following events:
(a)the Main SPV or any Greif Transaction Party (other than an Originator) fails to pay any amount due under the Transaction Documents to which it is a party or to the account designated for such purpose within 2 Business Days of the due date therefor; or
(b)the Main SPV or any Greif Transaction Party (other than an Originator) defaults in the performance or observance of any of its other obligations (other than a failure to perform or comply with obligations, which failure, in the reasonable opinion of the Facility Agent is not material) under or in respect of any Transaction Document and such default (a) is, in the reasonable opinion of the Facility Agent, incapable of remedy or (b) being a default, which is, in the reasonable opinion of the Facility Agent capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);
(c)(i) any representation made or deemed to be made by the Main SPV or any Greif Transaction Party (other than an Originator) under any or in respect of any of the Transaction Documents proves to have been incorrect or misleading when made or deemed to be made (other than a misrepresentation, which, in the reasonable opinion of the Facility Agent, is not material) and such misrepresentation is incapable of remedy or (ii) being a misrepresentation which (in the reasonable opinion of the Facility Agent) is capable of remedy remains unremedied for 10 Business Days or such longer period as the Facility Agent may agree after the Facility Agent has given written notice to the Main SPV or the relevant Greif Transaction Party (as the case may be);
(d)the Master Servicer fails to deliver a Report in accordance with the terms of the Servicing Agreement and such Report is not provided in the form, format and manner contemplated in the Servicing Agreement within 2 Business Days of the due date of the delivery of such Report;
(e)any Greif Transaction Party disposes of, or agrees to dispose of Purchased Receivables representing a material amount, or creates or agrees to create, an Adverse Claim on Purchased Receivables representing a material amount other than in accordance with the Transaction Documents;
(f)it is or becomes unlawful for the Main SPV or any Greif Transaction Party to perform any of its material obligations under the Transaction Documents to which it is a party; or any of the material obligations under the Transaction Documents ceases to be a legal, valid and binding and enforceable obligation of any such Transaction Party;
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(g)the Main SPV or any Greif Transaction Party: (a) takes corporate action for its dissolution, liquidation or legal demerger or a substantial part of its assets are placed under administration; or (b) is or becomes Insolvent;
(h)on a Reporting Date, the three-month rolling average Delinquency Ratio exceeds 0.020;
(i)on a Reporting Date, the three-month rolling average Dilution Ratio exceeds 0.034;
(j)on a Reporting Date, the three-month rolling average Days Sales Outstanding exceeds 85;
(k)on any Investment Date, the Funding Base being less than the Outstandings on such Investment Date and the Subordinated Lender has indicated that it will not provide a Subordinated Loan to cover the difference;
(l)the occurrence of a Cross Default Event;
(m)the occurrence of a Change of Control Event;
(n)the Main SPV or any Greif Transaction Party repudiates a Transaction Document to which it is a party or evidences an intention to repudiate such a Transaction Document;
(o)the second occurrence of an Originator Termination Event in respect of two (or more) separate Originators; and
(p)the occurrence of the Facility Maturity Date (the “Expiration Termination Event”);
“Tranche” has the meaning specified in Clause 7 of the Nieuw Amsterdam Receivables Financing Agreement;
“Tranche Period” means, with respect to any Tranche (a) initially the period commencing on (and including) the applicable Investment Date and ending on (and excluding) the next Investment Date and (b) thereafter, each successive period commencing on (and including) the last day of the immediately preceding Tranche Period for such Tranche and ending on (and excluding) the next succeeding Investment Date; provided that:
(a)any Tranche Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided that if Yield in respect of such Tranche Period is computed by reference to the Eurocurrency Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day);
(b)in the case of any Tranche Period of one day (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Investment Date, (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business
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Day, such Tranche Period shall be extended to the next succeeding Business Day;
(c)in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date and the duration of each Tranche Period which commences on or after the Termination Date shall be as selected by the Funding Administrator on behalf of the Lender; and
(d)any Tranche Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the Funding Administrator, at any time, in which case the Tranche allocated to such terminated Tranche Period shall be allocated to a new Tranche Period commencing on (and including) the date of such termination and ending on (but excluding) the next Investment Date;
“Transaction Documents” means:
(a)this Master Definitions Agreement
(b)the Receivables Purchase Agreements;
(c)the Servicing Agreement;
(d)the Management Agreements;
(e)the Administration Agreement;
(f)the Subordinated Loan Agreement;
(g)the Liquidity Facility Agreement;
(h)the Performance and Indemnity Agreement;
(i)the Rights Pledge Agreement;
(j)the Belgian Collection Account Pledge Agreement;
(k)the Danish Collection Account Pledge Agreement;
(l)the English Collection Account Security Agreement; and
(m)the Funding Cost Fee Letter;
(n)the Transparency Reporting Agreement;
(o)any other document deemed to be a Transaction Document for the purposes of the Master Definitions Agreement by the Facility Agent (acting on behalf of the Lender), the Italian Intermediary and Greif CC in its capacity as the Originators’ Agent, the Master Servicer and the Belgian Intermediary;
and “Transaction Document” means any of them as the context may require;
“Transaction Party Obligation” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or become due) of any Transaction Party to the Secured Creditors arising under or in connection with the Nieuw Amsterdam
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Receivables Financing Agreement or any other Transaction Document or the transactions contemplated thereby, and shall include the Outstandings, Yield accrued and to accrue to maturity with respect to all Tranche Periods at such time, Fees, and all other amounts owed and payable (whether or not due and payable) by any Transaction Party under or in connection with the Nieuw Amsterdam Receivables Financing Agreement or any other Transaction Document (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding;
“Transaction Parties” means:
(a)the Originators;
(b)the Originators’ Agent;
(c)the Intermediaries;
(d)the Main SPV;
(e)the Main SPV Administrator;
(f)the Main SPV Account Bank;
(g)the Directors;
(h)the Shareholder;
(i)the Lender;
(j)the Funding Administrator;
(k)the Facility Agent;
(l)the Master Servicer;
(m)the Performance Indemnity Provider; and
(n)the Subordinated Lender;
and “Transaction Party” means any of them as the context may require;
“Transparency Reporting Agreement” means the transparency reporting agreement dated 21 June 2019 between the Main SPV, the Originators and the Reporting Entity;
“UK Originators” means the Originators that are located in England and Wales;
“UK Receivables” means the Receivables originated by a UK Originator and governed by English law;
“Unpaid Balance” means, with respect to any Purchased Receivable at any time, the unpaid amount of such Purchased Receivable at such time, excluding any finance, interest, late payment or similar charges owing by an Debtor in respect of such Purchased Receivable;
“Usage Fees” has the meaning given to it in the Funding Costs Fee Letter;
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“Unused Facility Fees” has the meaning given to it in the Funding Costs Fee Letter;
“VAT” and “Value Added Tax” means (a) value added tax as levied in accordance with Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax (repealing the Sixth Council Directive 77/388/EEC of 17 May 1977 on the harmonisation of the laws of Member States relating to turnover taxes) as implemented in the Member States of the European Union under their respective value added tax legislation and legislation supplemental thereto; and (b) any other tax of a similar fiscal nature (including but not limited to goods and services tax), whether imposed in a Member State of the European Union in substitution for, or levied in addition to, such tax, or in any other jurisdiction;
“Voting Stock” means, with respect to any Person as of any date, the shares of such Person that is at the time entitled to vote in the election of the board of directors of such Person;
“Written-off Receivable” means a Receivable which has been written-off, or qualifies or would qualify for a write-off, as irrevocable in accordance with the relevant Credit and Collection Policies;
“Yield” means, for any Tranche and any Tranche Period, the sum of (without double- counting):
(a)for each day during such Tranche Period on which any amount of such Tranche is outstanding, the result of the following:
plus
(b)the Liquidation Fee, if any, in respect of such Tranche or part thereof for such Tranche Period, where:

YR	=	the Yield Rate for such Tranche for such day;
IA	=	the outstanding Advance of such Tranche on such day;
Y	=	360, 365 or 366, as provided in Section 10.2 of the Nieuw Amsterdam Receivables Financing Agreement;
“Yield Rate” means, with respect to any Tranche for any day, (a) if such Tranche is funded on such day by the Lender through the issuance of Commercial Paper (including any Tranche funded by the Lender which is refinanced, directly or indirectly, through the issuance of Commercial Paper), the CP Rate plus the Applicable Margin and (b) otherwise, the Alternate Rate; provided that, and notwithstanding anything herein to the contrary, at all times that a Termination Event has occurred and is continuing, the Yield Rate for all Tranches shall be a rate per annum equal to the Default Rate; and
“Yield Reserve” means an amount (expressed as a percentage) that is calculated as the product of:
(a)prevailing 1 month weighted average of each then-applicable Eurocurrency Rate plus Applicable Margin per annum;
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(b)the Stress Factor; and
(c)Days Sales Outstanding divided by 360.

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SCHEDULE 4
CREDIT AND COLLECTION POLICIES

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EXECUTION OF THE AMENDMENT AGREEMENT

COÖPERATIEVE RABOBANK U.A.
as Facility Agent, Main SPV Account Bank, Funding Administrator, Main SPV Administrator and Italian Intermediary

/s/ D. GUAITOLI	/s/ EUGENE VAN ESVELD
By: D. Guaitoli	By: Eugene van Esveld
Title: Director	Title: Managing Director

Signature pages to the Amendment Agreement

COÖPERATIEVE RABOBANK U.A. TRADING AS RABOBANK LONDON
as Liquidity Facility Provider

/s/ STEVE CONVOY	/s/ JULITA GOSCINIEWICZ
By: Steve Convoy	By: Julita Gosciniewicz
Title: Executive Director	Title: Authorised Signatory

Signature pages to the Amendment Agreement

NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V.
as Lender

/s/ MARNIX KNOL	/s/ PETER VAN DER LINDEN
By: Marnix Knol	By: Peter van der Linden
Title: Proxyholder	Title: Proxyholder

Signature pages to the Amendment Agreement

COOPERAGE RECEIVABLES FINANCE B.V.
as Main SPV

/s/ R. MERBIS	/s/ E. ELMALIAH
By: R. Merbis	By: E. Elmaliah
Title: Attorney-in-fact-A	Title: Attorney-in-fact-A

Signature pages to the Amendment Agreement

GREIF SERVICES BELGIUM BV
as Greif CC, Subordinated Lender, Belgian Intermediary and Master Servicer

/s/ TONY KRABILL
By: Tony Krabill
Title: VP, Treasurer

Signature pages to the Amendment Agreement

GREIF SERVICES BELGIUM BV
as Originator Agent and on behalf of each Originator

/s/ TONY KRABILL
By: Tony Krabill
Title: VP, Treasurer

Signature pages to the Amendment Agreement

GREIF, INC.
as Performance Indemnity Provider

/s/ TONY KRABILL
By: Tony Krabill
Title: VP, Treasurer

Signature pages to the Amendment Agreement

STICHTING COOPERAGE RECEIVABLES FINANCE HOLDING
as Shareholder

/s/ R. MERBIS	/s/ E. ELMALIAH
By: R. Merbis	By: E. Elmaliah
Title: Attorney-in-fact-A	Title: Attorney-in-fact-A

Signature pages to the Amendment Agreement

TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.
as Main SPV's Director and Shareholder's Director

/s/ R. MERBIS	/s/ E. ELMALIAH
By: R. Merbis	By: E. Elmaliah
Title: Attorney-in-fact-A	Title: Attorney-in-fact-A

Signature pages to the Amendment Agreement